Exhibit 10.1

FIFTH AMENDED AND RESTATED LOAN AGREEMENT

Dated as of July 27, 2011

among

HEALTH CARE REIT, INC.,

as the Borrower

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, LC Issuer and a Swing Line Lender

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

DEUTSCHE BANK SECURITIES INC.,

as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC, KEYBANC CAPITAL MARKETS INC. and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

J.P. MORGAN SECURITIES LLC,

as Joint Book Managers

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EXHIBITS:

A-1	Form of Revolving Credit Note
A-2	Form of Swing Line Note
A-3	Form of Bid Loan Note
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Bid Loan Quote Request
E	Form of Bid Loan Quote
F	Form of Letter of Credit Report

SCHEDULES:

1.1	Revolving Credit Commitments and Revolving Percentages
3.2	Consents, Waivers, Approvals; Violation of Agreements
3.6	Judgments, Actions, Proceedings
3.7	Defaults; Compliance with Laws, Regulations, Agreements
3.8	Burdensome Documents
3.13	Name Changes, Mergers, Acquisitions
3.16	Employee Benefit Plans
7.1	Permitted Indebtedness and Guarantees
7.2	Permitted Security Interests, Liens and Encumbrances

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FIFTH AMENDED AND RESTATED LOAN AGREEMENT

AGREEMENT, made this 27th day of July, 2011, by and among:

HEALTH CARE REIT, INC., a Delaware corporation (the “Borrower”);

Each Lender from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”); and

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”);

W I T N E S S E T H:

WHEREAS, the Borrower and certain related entities, the Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and UBS Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Calyon New York Branch, Barclays Bank PLC, and Fifth Third Bank, as Documentation Agents, entered into a certain Fourth Amended and Restated Loan Agreement dated as of August 6, 2007 (as amended through the date hereof, the “Existing Loan Agreement”) with the financial institutions from time to time party thereto (collectively, the “Existing Lenders”) pursuant to which the Existing Lenders made certain loans to the Borrower and such related entities; and

WHEREAS, the Borrower desires to amend and restate the Existing Loan Agreement, in the form hereof, and the Lenders party hereto are willing to so amend and restate the Existing Loan Agreement, in order to, among other things, provide for a revolving credit facility from the Lenders to the Borrower in the aggregate principal amount of up to Two Billion ($2,000,000,000) Dollars on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree to amend and restate the Existing Loan Agreement in its entirety as follows:

Article 1. Definitions.

Section 1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Absolute Rate” has the meaning assigned to such term in Section 2.1(b)(ii)(C).

“Additional Costs” has the meaning assigned to such term in Section 2.18(b).

“Adjusted One-Month LIBOR Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the quotient of (i) the interest rate determined by the Administrative Agent by reference to the Reuters screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m., London time, on such date or, if such date is not a LIBOR Business Day, on the immediately preceding LIBOR Business Day, for Dollar deposits with a maturity equal to one (1) month divided by (ii) one (1) minus the Reserve Requirement for such Loan (expressed as a decimal) applicable to Dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Affected Loans” has the meaning assigned to such term in Section 2.21.

“Affected Type” has the meaning assigned to such term in Section 2.21.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (a) any Person that owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (b) each 15% or more shareholder, each director and each executive officer of the Borrower shall be deemed to be an Affiliate of the Borrower.

“Aggregate Exposure” means, with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender’s Revolving Credit Loans, plus (ii) the outstanding principal balance of such Lender’s Bid Loans, plus (iii) such Lender’s Swing Line Exposure, plus (iv) such Lender’s LC Exposure.

“Agency Fee” has the meaning assigned to such term in Section 2.7(d).

“Alternate Base Rate” means for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5%, and (c) the Adjusted One-Month LIBOR Rate on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Adjusted One-Month LIBOR Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Rate or the Adjusted One-Month LIBOR Rate, respectively. Notwithstanding the reference to the Adjusted One-Month LIBOR Rate in this definition, such rate is for reference only, and the Alternate Base Rate shall in no event include “match-funding” of Revolving Credit Loans bearing interest based on the Alternate Base Rate or cause such Revolving Credit Loans to be subject to an interest period or adjustment of the rate due to taxes or the like; the unavailability of the Adjusted One-Month LIBOR Rate at any time shall result solely in the Alternate Base Rate being the higher of the other two rates.

“Applicable Margin” means, as at any date of determination, with respect to LIBOR Loans, Swing Line Loans, Base Rate Loans, and Letters of Credit, the applicable percentage per annum set forth below based upon the Ratings in effect on such date:

Rating Level	Applicable Margin for LIBOR Loans, Swing Line Loans, and Letters of Credit	Applicable Margin for Base Rate Loans
Level 1 A-/A3 or above	1.075%	0.075%
Level 2 BBB+/Baa1	1.150%	0.150%
Level 3 BBB/Baa2	1.350%	0.350%
Level 4 BBB-/Baa3	1.600%	0.600%
Level 5 Lower than Level 4 or No Rating	1.950%	0.950%

For purposes of the foregoing: (a)(i) at any time when the Borrower has Ratings from only two (2) Ratings Agencies, if the Ratings established by such Ratings Agencies shall fall within different levels and (A) the difference between such Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch) the Applicable Margin shall be based upon the higher of the two Ratings, or (B) the difference between such Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the median of the applicable Ratings shall apply, and (ii) at any time when the Borrower has Ratings from all three (3) Ratings Agencies, if the Ratings established by such Ratings Agencies shall fall within different levels and (A) the difference between the highest and the lowest such Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the highest of such Ratings shall apply, or (B) the difference between such Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the average of the two (2) highest Ratings shall apply, provided that if such average is not a recognized rating category, then the second highest Rating of the three shall apply; and (b) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Ratings Agency), such change shall be effective as of the date on which it is first announced by the Ratings Agency making such change. Each such change in the Applicable Margin shall apply to all outstanding LIBOR Loans, Swing Line Loans, Base Rate Loans and Letters of Credit during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Assignment and Assumption” means an agreement in the form of Exhibit B hereto.

“Base Rate” means the interest rate established from time to time by the Person serving as the Administrative Agent as its prime rate at the Principal Office. Notwithstanding the foregoing, the Borrower acknowledges that the Person serving as the Administrative Agent may regularly make domestic commercial loans at rates of interest less than the rate of interest referred to in the preceding sentence. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” means Revolving Credit Loans that bear interest at a rate based upon the Alternate Base Rate.

“Basel III” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Effective Date.

“Bid Loan” has the meaning assigned to such term in Section 2.1(b)(i).

“Bid Loan Borrowing” has the meaning assigned to such term in Section 2.1(b)(i).

“Bid Loan Note” means a Bid Loan Note made by the Borrower, in substantially the form of Exhibit A-3, payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Bid Loans made by such Lender, and includes any Bid Loan Note issued in exchange or substitution therefor.

“Bid Loan Quote” has the meaning assigned to such term in Section 2.1(b)(ii).

“Bid Loan Quote Request” has the meaning assigned to such term in Section 2.1(b)(ii).

“Borrowing Notice” means, as applicable, (i) a written notice with respect to each termination or reduction of the Revolving Credit Commitments, each borrowing, conversion, repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan, and (ii) a written notice with respect to each borrowing and repayment of each Swing Line Loan.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the States of Ohio or New York are authorized or required to close under the laws of such States.

“Capital Expenditures” means, for any period, the aggregate amount of all payments made or to be made during such period by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means any lease, the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” means, as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.

“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuer or the Swing Line Lenders (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swing Line Loans, or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the LC Issuer or the Swing Line Lenders benefiting from such collateral shall agree in its or their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the LC Issuer or the Swing Line Lenders (as applicable), and as provided in Section 2.28(c). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.

“Change in Law” means (i) the adoption of any Law, after the Effective Date, (ii) any change in any Law or in the interpretation or application thereof after the Effective Date or (iii) compliance by any Lender (or, for purposes of Section 2.18, by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Commitment Increase” has the meaning assigned to such term in Section 2.26(a).

“Compliance Certificate” means a certificate in the form of Exhibit C annexed hereto, executed by the chief executive officer or chief financial officer of the Borrower to the effect that: (a) as of the effective date of such certificate, no Default or Event of Default exists or would exist after giving effect to the action intended to be taken by the Borrower as described in such certificate, including, without limitation, that the covenants set forth in Section 6.9 would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form and substance satisfactory to the Administrative Agent, of such compliance, and (b) the representations and warranties contained in Article 3 are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, has had a Material Adverse Effect.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Borrower and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Construction Investments” means financing extended by the Borrower with respect to a Facility which is under construction i.e., has not received a certificate of occupancy and the conditions for conversion to permanent financing for such Facility have not been satisfied.

“Continuing Directors” means, during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board of Directors of the Borrower. For this purpose, any person who is nominated for election as a member of such Board of Directors after January 29, 2009 shall also be considered a “Continuing Director” if, and only if, his or her nomination for election to such Board of Directors is approved or recommended by a majority of the members of such Board of Directors (or of the relevant nominating committee) and at least five (5) members of such Board of Directors are themselves Continuing Directors at the time of such nomination.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(2) of ERISA.

“Credit Period” means the period commencing on the Effective Date and ending on the Revolving Credit Commitment Termination Date.

“Default” means an event which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Credit Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the

Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding or any similar proceeding under any applicable Laws, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; it being understood that if a Lender has been turned over to the Federal Deposit Insurance Corporation (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender.

“Disposition” means the sale, lease, conveyance, transfer or other disposition of any Facility (whether in one or a series of transactions), including accounts and notes receivable (with or without recourse) and sale-leaseback transactions.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, for any period, with respect to the Borrower on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, including, but not limited to, amortization of loan expenses and stock-based compensation, (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss), (e) provision for loan losses, and (f) losses on extinguishment of debt, minus gains on extinguishment of debt, provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.6).

“Eligible Assignee” means a commercial bank or other financial institution having a combined capital and surplus of at least $100,000,000.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to ERISA and (a) is maintained for employees of the Borrower or (b) with respect to which any Loan Party has any liability.

“Environmental Laws and Regulations” means all federal, state and local environmental laws, regulations, ordinances, orders, judgments and decrees applicable to the Borrower or any other Loan Party, or any of their respective assets or properties.

“Environmental Liability” means any liability under any applicable Environmental Laws and Regulations for any disposal, release or threatened release of a hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA, and any liability which would require a removal, remedial or response action, as those terms are defined under CERCLA, by any Person or by any environmental regulatory body having jurisdiction over the Borrower and its Subsidiaries and/or any liability arising under any Environmental Laws and Regulations for the Borrower’s or any Subsidiary’s failure to comply with such laws and regulations, including without limitation, the failure to comply with or obtain any applicable environmental permit.

“Environmental Proceeding” means any judgment, action, proceeding or investigation pending before any court or Governmental Authority, with respect to the Borrower or any Subsidiary and arising under or relating to any Environmental Laws and Regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means as applied to any Loan Party, any corporation, person or trade or business which is a member of a group which is under common control with any Loan Party, who together with any Loan Party, is treated as a single employer within the meaning of Section 414(b) – (o) of the Code and, if applicable, Section 4001(a)(14) and (b) of ERISA.

“Event of Default” has the meaning assigned to such term in Article 8.

“Executive Orders” has the meaning assigned to such term in Section 10.17(b).

“Facility” means (a) a health care facility offering health care-related products and services, including but not limited to any acute care hospital, rehabilitation hospital, nursing facility, assisted living facility, retirement center, long-term care facility, out-patient diagnostic facility or medical office building, and related or ancillary facilities, services and products, and (b) housing intended to be occupied primarily by persons over the age of 55 and related or ancillary facilities, services and products.

“Facility Fee” has the meaning assigned to such term in Section 2.7(a).

“Facility Fee Percentage” means, as at any date of determination, the applicable percentage per annum set forth below based upon the Ratings in effect on such date:

Rating Level	Facility Fee Percentage
Level 1 A-/A3 or above	0.175%
Level 2 BBB+/Baa1	0.200%
Level 3 BBB/Baa2	0.250%
Level 4 BBB-/Baa3	0.350%
Level 5 Lower than Level 4 or No Rating	0.450%

For purposes of the foregoing: (a)(i) at any time when the Borrower has Ratings from only two (2) Ratings Agencies, if the Ratings established by such Ratings Agencies shall fall within different levels and (A) the difference between such Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch) the Facility Fee Percentage shall be based upon the higher of the two Ratings, or (B) the difference between such Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the median of the applicable Ratings shall apply, and (ii) at any time when the Borrower has Ratings from all three (3) Ratings Agencies, if the Ratings established by such Ratings Agencies shall fall within different levels and (A) the difference between the highest and the lowest such Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the highest of such Ratings shall apply, or (B) the difference between such Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the average of the two (2) highest Ratings shall apply, provided that if such average is not a recognized rating category, then the second highest Rating of the three shall apply; and (b) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Ratings Agency), such change shall be effective as of the date on which it is first announced by the Ratings Agency making such change. Each such change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof. Solely for purposes of Section 10.14(a), FATCA shall include any amendments made to FATCA after the date hereof.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to the Person serving as the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent).

“Fee(s)” has the meaning assigned to such term in Section 2.7(e).

“Financial Statements” means, with respect to the Borrower, its audited Consolidated Balance Sheet as at December 31, 2010, together with the related audited Consolidated Income Statement and Statement of Changes in Cash Flow for the fiscal year then ended.

“Fitch” means Fitch Ratings Ltd.

“Fixed Charge Coverage” means, as at the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Fixed Charges; all of the foregoing calculated by reference to the immediately preceding four (4) fiscal quarters of the Borrower ending on such date of determination.

“Fixed Charges” means, for any period, with respect to the Borrower on a consolidated basis, the sum of, without duplication, (a) Interest Expense, plus (b) scheduled principal payments on Funded Indebtedness (excluding any balloon or final payment other than the final payment with respect to a loan that is fully amortized over its term) which are required to be made during such period, plus (c) dividends and distributions in respect of preferred stock (but excluding redemption payments or charges in connection with the redemption of preferred stock) declared (either prior to or during such period) and required to be paid during such period, in each case determined in accordance with GAAP.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Revolving Percentage of the outstanding LC Exposure other than that portion of the LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lenders, such Defaulting Lender’s Revolving Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Indebtedness” means, as of any date of determination thereof, (i) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, including, in any event, the Loans and the Obligations in respect of Letters of Credit, and (ii) the current portion of all such Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration, qualification or filing with, any Governmental Authority.

“Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.

“Hazardous Materials” means any toxic chemical, hazardous substances, contaminants or pollutants, medical wastes, infectious wastes, or hazardous wastes which have not been remediated in accordance with applicable Environmental Laws and Regulations.

“Honor Date” has the meaning assigned to such term in Section 2.24(c).

“Increase Request” has the meaning assigned to such term in Section 2.26(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.26(b).

“Indebtedness” means, with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account or upon the application of such Person and bankers acceptances created for such Person, and (e) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease or under an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Initial LC Issuer” means KeyBank National Association in its capacity as LC Issuer.

“Interest Expense” means, for any period, on a consolidated basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Borrower outstanding at any time during such period.

“Interest Period” means, with respect to (i) any LIBOR Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another Type into a LIBOR Loan, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day 1, 2, 3 or 6 months thereafter, as the Borrower may select as provided in Section 2.2, except that each such Interest Period which commences on the last LIBOR Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR Business Day of the appropriate subsequent calendar month; and (ii) any Bid Loan, the period commencing on the date of such Bid Loan and ending on the date specified in the Bid Loan Quote Request in which the offer to make such Bid Loan was extended.

Notwithstanding the foregoing: (a) each Interest Period with respect to a LIBOR Loan that would otherwise end on a day which is not a LIBOR Business Day shall end on the next succeeding LIBOR Business Day (or, if such next succeeding LIBOR Business Day falls in the next succeeding calendar month, on the next preceding LIBOR Business Day); (b) no more than 10 Interest Periods for LIBOR Loans and Bid Loans shall be in effect at the same time (it being understood that Interest Periods applicable to Loans of different Types shall constitute different Interest Periods even if they are coterminous); (c) each Interest Period shall end no later than the Revolving Credit Commitment Termination Date; (d) notwithstanding clause (c) above, no Interest Period with respect to a LIBOR Loan shall have a duration of less than one month; and (e) no Interest Period with respect to a Bid Loan shall have a duration of more than 180 days. In the event that the Borrower fails to select the duration of any Interest Period for any LIBOR Loan within the time period and otherwise as provided in Section 2.2, such LIBOR Loan will be automatically converted into a Base Rate Loan on the last day of the preceding Interest Period for such LIBOR Loan.

“Interest Rate Contracts” means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates, in each case, in form and substance satisfactory to the Administrative Agent and, in each case, with counter-parties satisfactory to the Administrative Agent.

“Investment” means a Facility or a Mortgage, individually or collectively, as the case may be.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Subsidiary) or in favor of the LC Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc.

“Latest Balance Sheet” has the meaning assigned to such term in Section 3.9(a).

“Laws” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Revolving Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Credit Loans.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance of such Letter of Credit or the extension of the expiry date thereof, or the increase of the amount thereof.

“LC Exposure” means, at any time, (without duplication) (i) with respect to all Lenders at such time, the sum of (A) the aggregate undrawn and uncancelled portions of all outstanding Letters of Credit, plus (B) the aggregate Unreimbursed Amounts, including LC Borrowings to fund such reimbursement obligations, and (ii) with respect to each Lender, such Lenders’ Revolving Percentage at such time, the sum of (A) the aggregate undrawn and uncancelled portions of all outstanding Letters of Credit, plus (B) the aggregate Unreimbursed Amounts, including LC Borrowings to fund such reimbursement obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Issuer” means, with respect to a particular Letter of Credit, (a) the Initial LC Issuer in its capacity as issuer of such Letter of Credit, (b) such other Lender selected by the Borrower (upon notice to the Administrative Agent) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become the LC Issuer pursuant to this subclause (b) without such Lender’s consent), or any successor issuer of Letters of Credit hereunder, or (c) any Lender selected by the Borrower (with the consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as the LC Issuer (provided that no Lender shall be required to become the LC Issuer pursuant to this subclause (c) without such Lender’s consent), or any successor issuer of Letters of Credit hereunder.

“Lease Rental Expense” means, for any period and with respect to any Facility, the total amount payable during such period by the lessee of such Facility to the Borrower, including, without limitation, (a) base rent (as adjusted from time to time), plus (b) all incremental charges to which the Facility is subject under the lease relating thereto.

“Lender(s)” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Swing Line Lender and each LC Issuer.

“Lending Office” means, with respect to each Lender, with respect to each Type of Loan, the Lending Office as designated for such Type of Loan below its name on the signature pages hereof or such other office of such Lender or of an affiliate of such Lender as it may from time to time specify to the Administrative Agent and the Borrower as the office at which its Loans of such Type are to be made and maintained.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft and any other required documents.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the LC Issuer.

“Letter of Credit Commitment” means an amount equal to the lesser of (a) the Total Revolving Credit Commitment and (b) $150,000,000. The Letter of Credit Commitment is a sublimit of, and not in addition to, the Total Revolving Credit Commitment.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Commitment Termination Date then in effect (or, if such day is not a

Business Day, the next preceding Business Day); provided that the Letter of Credit Expiration Date may, subject to the Borrower providing Cash Collateral as provided in Section 2.28, be extended for up to one year after the Revolving Credit Commitment Termination Date.

“Letter of Credit Fee” has the meaning specified in Section 2.7(b).

“Leverage Ratio” has the meaning assigned to such term in Section 6.9(a).

“LIBOR Base Rate” means, with respect to any LIBOR Loan, for any Interest Period therefor, the interest rate determined by the Administrative Agent by reference to Reuters screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market, to be the rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for Dollar deposits with a maturity equal to such Interest Period. In the case of any borrowing of a LIBOR Loan where such rate is not available at such time in accordance with the preceding sentence, then the LIBOR Base Rate with respect to any such borrowing for such Interest Period shall instead be the rate that the principal office of a leading bank in the London interbank market, as selected by the Administrative Agent, offers to place Dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the first day of such Interest Period.

“LIBOR Business Day” means a Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“LIBOR Loan(s)” means any Revolving Credit Loan the interest on which is determined on the basis of rates referred to in the definition of “LIBOR Rate” in this Article 1. The term LIBOR Loan excludes any Base Rate Loan on which the Alternate Base Rate is determined based on the Adjusted One-Month LIBOR Rate under the definition of Alternate Base Rate and any Bid Loan.

“LIBOR Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the LIBOR Base Rate for such LIBOR Loan for such Interest Period; divided by (b) one (1) minus the Reserve Requirement for such LIBOR Loan for such Interest Period. The Administrative Agent shall use its best efforts to advise the Borrower of the LIBOR Rate as soon as practicable after each change in the LIBOR Rate; provided, however, that the failure of the Administrative Agent to so advise the Borrower on any one or more occasions shall not affect the rights of the Lenders or the Administrative Agent or the obligations of the Borrower hereunder.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan(s)” means Revolving Credit Loans, Swing Line Loans, or Bid Loans, as applicable. Loans of different Types made or converted from Loans of other Types on the same day (or of the same Type but having different Interest Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

“Loan Documents” means this Agreement, the Notes, and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

“Loan Party” means the Borrower and any other Person (other than the Lenders and the Administrative Agent) which now or hereafter executes and delivers to any Lender or the Administrative Agent any Loan Document.

“Material Adverse Effect” means any fact or circumstance which (a) materially and adversely affects the business, operation, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) has a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Notes or the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and LC Exposure), or obligations in respect of one or more Interest Rate Contracts, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding (x) with respect to Nonrecourse Indebtedness, $150,000,000, and with respect to Recourse Indebtedness, $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Interest Rate Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Interest Rate Contract were terminated at such time.

“Merger with No Actual Change in Control” means (i) the stockholders of the Borrower, immediately before such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of the Borrower’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Borrower entitled to vote in elections of directors) immediately before such merger or consolidation, and (ii) the persons who were Continuing Directors immediately prior to the execution of the agreement providing for such merger or consolidation constitute more than fifty percent (50%) of the members of the Board of Directors of the Surviving Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage(s)” means mortgages of real property constituting a Facility for which the Borrower is the sole mortgagee.

“Mortgage Expense” means, for any period and with respect to any Facility, the total amount payable during such period by the mortgagor of such Facility to the Borrower, including, without limitation, (a) interest and principal (as adjusted from time to time) plus (b) all incremental charges to which the Facility is subject under the mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

“Net Issuance Proceeds” means, in respect of any issuance of Indebtedness or equity, the proceeds in Cash received by the Borrower or any of its Subsidiaries upon or simultaneously with such issuance, net of direct costs of such issuance and any taxes paid or payable by the recipient of such proceeds.

“New Lender” has the meaning assigned to such term in Section 2.26(a).

“New Type Loans” has the meaning assigned to such term in Section 2.21.

“Note(s)” means a Revolving Credit Note, a Swing Line Note, or a Bid Loan Note, as the case may be.

“Nonrecourse Indebtedness” means, with respect to the Borrower or any Subsidiary, Indebtedness of the Borrower or such Subsidiary that is secured by a Lien on Property of the Borrower or such Subsidiary, as applicable, the sole recourse for the repayment of which is such Property and where the Borrower or such Subsidiary, as applicable, would not be liable for any deficiency after the application of the proceeds of such Property to such Indebtedness, other than in respect of environmental liabilities, fraud, misrepresentation and other similar matters.

“Non-U.S. Lender” has the meaning assigned to such term in Section 10.14(a).

“Obligations” means, collectively, all of the indebtedness, liabilities and obligations of the Borrower to the Lenders and the Administrative Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under the Loan Documents and under any Interest Rate Contract to which a Lender or any Affiliate of a Lender is a party.

“OFAC” has the meaning assigned to such term in Section 10.17(b).

“Operator” means (a) the lessee of any Facility owned or leased by the Borrower and (b) the mortgagor of a Facility which is subject to a Mortgage to the extent that such entity controls the operation of such Facility.

“Participant” has the meaning assigned to such term Section 10.13(d)(i).

“Payor” has the meaning assigned to such term in Section 2.15.

“PBGC” means Pension Benefit Guaranty Corporation.

“Permitted Liens” means, as to any Person: (a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at the time shall currently be prosecuting an appeal or proceedings for review; (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6; (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; and (e) Liens incidental to the conduct of the business of such Person or to the ownership of such Person’s property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower, or by the Borrower for any other member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” means (a) in respect of any Loans, a rate per annum equal to: (i) if such Loans are Base Rate Loans, 2% plus the rate in effect from time to time for Base Rate Loans, or (ii) if such Loans are LIBOR Loans or Bid Loans, 2% plus the rate of interest in effect thereon at the time of the Event of Default that resulted in the Post-Default Rate being instituted until the end of the then current Interest Period therefor and, thereafter, 2% plus the rate in effect from time to time for Base Rate Loans; and (b) in respect of other amounts payable by the Borrower hereunder (other than interest), equal to 2% plus the rate in effect from time to time for Base Rate Loans.

“Principal Office” means the principal office of the Administrative Agent presently located at 127 Public Square, Cleveland, Ohio 44114-1306.

“Projections” means the projections relating to the Borrower and its Subsidiaries for the 4 year period 2012-2015, including balance sheets, statements of operations and cash flows (together with related assumptions) as furnished by the Borrower to the Administrative Agent.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Proposed Lender” has the meaning assigned to such term in Section 2.26(a).

“Quarterly Dates” means the first day of each March, June, September and December, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a LIBOR Business Day, the relevant Quarterly Date shall be the next succeeding LIBOR Business Day.

“Ratings” means the ratings from time to time established by the Ratings Agencies for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Ratings Agencies” means Moody’s, S&P, and Fitch, or any successor or assignee of any of them in the business of rating debt.

“Recourse Indebtedness” means, with respect to the Borrower or any Subsidiary, all Indebtedness of the Borrower or such Subsidiary other than Nonrecourse Indebtedness.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, any combination of Lenders having more than 50% of the Total Revolving Credit Commitment hereunder, or if the Total Revolving Credit Commitment has been terminated at such time, any combination of Lenders having more than 50% of the Total Revolving Exposure then outstanding. The Revolving Credit Commitment of, and the Aggregate Exposure held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders as provided in Section 2.27(b).

“Required Payment” has the meaning assigned to such term in Section 2.15.

“Reserve Requirement” means, with respect to any LIBOR Loans, for the relevant Interest Period, the maximum aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal and other reserves required by applicable Law) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or eurocurrency liabilities.

“Revolving Credit Commitment” means, as to each Lender, the obligation of such Lender to make Revolving Credit Loans pursuant to Section 2.1(a), to make or purchase participations in Swing Line Loans pursuant to Section 2.23, and to issue or purchase participations in Letters of Credit pursuant to Section 2.24. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite such Lender’s name on Schedule 1.1 hereto under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. Such commitments may be (i) reduced from time to time pursuant to Section 2.5, (ii) increased from time to time pursuant to Section 2.26, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13.

“Revolving Credit Commitment Termination Date” means July 27, 2015, or any later date established in accordance with Section 2.25.

“Revolving Credit Loan(s)” has the meaning assigned to such term in Section 2.1(a).

“Revolving Credit Note” means a Revolving Credit Note made by the Borrower, in substantially the form of Exhibit A-1, payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Revolving Credit Loans made by such Lender, and includes any Revolving Credit Note issued in exchange or substitution therefor.

“Revolving Exposure” means, with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender’s Revolving Credit Loans, plus (ii) such Lender’s Swing Line Exposure, plus (iii) such Lender’s LC Exposure.

“Revolving Percentage” means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Lender on such date and (ii) the denominator of which is Total Revolving Credit Commitment on such date. If the Revolving Credit Commitments have terminated or expired, the Revolving Percentage shall be determined based upon the Revolving Credit Commitments most-recently in effect, giving effect to any assignments of Revolving Credit Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Revolving Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Service” has the meaning assigned to such term in the definition of “LIBOR Base Rate” contained in this Section 1.1.

“Significant Acquisition” means an acquisition permitted under Section 7.4 or 7.8, provided that the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition is not less than $750,000,000.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership or other entity, in which such Person is a general partner or of which a majority of the partnership or other equity interests are at the time owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of a joint venture, in which such Person is a joint venturer and of which a majority of the ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to “Subsidiary” or “Subsidiaries” shall be deemed to be references to a Subsidiary or Subsidiaries of the Borrower.

“Surviving Company” has the meaning assigned to such term in the definition of Merger with No Actual Change in Control contained in this Section 1.1.

“Swing Line Commitment” means the Swing Line Lenders’ undertaking pursuant hereto to make Swing Line Loans in an aggregate amount up to $100,000,000. The Swing Line Commitment is a sublimit of, and not in addition to, the Total Revolving Credit Commitment.

“Swing Line Exposure” means, in respect of any Lender at any time, an amount equal to the aggregate outstanding principal amount of the Swing Line Loans at such time multiplied by such Lender’s Revolving Percentage at such time.

“Swing Line Lender(s)” means KeyBank National Association and Bank of America, N.A., or any successor lender of Swing Line Loans hereunder.

“Swing Line Loan(s)” has the meaning assigned to such term in Section 2.23(a).

“Swing Line Note” means a Swing Line Note made by the Borrower, in substantially the form of Exhibit A-2, payable to the order of a Swing Line Lender, evidencing the obligation of the Borrower to repay the Swing Line Loans made by such Swing Line Lender, and includes any Swing Line Note issued in exchange or substitution therefor.

“Swing Line Participation Amount” has the meaning assigned to such term in Section 2.23(d).

“Swing Line Percentage” means, with respect to each Swing Line Lender, 50%.

“Tangible Net Worth” means the sum of capital surplus, earned surplus and capital stock, minus deferred charges, intangibles and treasury stock, all as determined in accordance with GAAP consistently applied.

“Total Aggregate Exposure” means, at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Credit Loans of all Lenders, plus (ii) the outstanding principal balance of the Bid Loans of all Lenders, plus (iii) the outstanding principal balance of the Swing Line Loans, plus (iv) the LC Exposure of all Lenders.

“Total Revolving Credit Commitment” means the aggregate obligation of the Lenders to make Revolving Credit Loans hereunder which initially shall be up to the aggregate amount of Two Billion ($2,000,000,000) Dollars.

“Total Revolving Exposure” means at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Credit Loans of all Lenders, plus (ii) the outstanding principal balance of the Swing Line Loans, plus (iii) the LC Exposure of all Lenders.

“Type” refers to the characteristics of a Loan as a Base Rate Loan or a LIBOR Loan for a particular Interest Period. All Base Rate Loans are of the same Type. All LIBOR Loans with identical interest rates and Interest Periods are of the same Type. All other Loans are of different Types. Interest Periods are identical if they begin and end on the same days.

“Unencumbered Assets” means, on any date, net real estate investments (valued on a book basis) of the Borrower that are not subject to any Lien which secures indebtedness for borrowed money of the Borrower plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Unreimbursed Amount” means the aggregate amount of unpaid reimbursement obligations of the Borrower resulting from drawings or drafts under any Letter of Credit.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

Section 1.2 GAAP.

Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.

Section 1.3 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article 2. Revolving Credit Commitments; Revolving Credit Loans; Bid Loans.

Section 2.1 Loans.

(a) Revolving Credit Loans. Each Lender hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower during the Credit Period in an aggregate principal amount at any one time outstanding up to, but not exceeding, an amount that will not result in such Lender’s Revolving Exposure exceeding the Revolving Credit Commitment of such Lender as then in effect; provided that the Total Aggregate Exposure shall not exceed the Total Revolving Credit Commitment as then in effect. Subject to the terms of this Agreement, during the Credit Period the Borrower may borrow, repay and reborrow Revolving Credit Loans.

(b) Bid Loans.

(i) General Terms. At any time commencing on the Effective Date and prior to the Business Day immediately preceding the Revolving Credit Commitment Termination Date, the Borrower may request the Lenders to make offers to make bid loans to the Borrower (each a “Bid Loan”); provided that (i) the sum of all Bid Loans outstanding shall not exceed 50% of the Total Revolving Credit Commitment as then in effect, (ii) the Total Aggregate Exposure shall not exceed the Total Revolving Credit Commitment as then in effect; (iii) the aggregate amount of Bid Loans requested for any date and with the same Interest Period (each a “Bid Loan Borrowing”) shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof; and (iv) all Interest Periods applicable to Bid Loans shall be subject to and shall comply with the definition of “Interest Period”. The Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.1(b). In no event shall Bid Loans be made to the Borrower unless, at the time such Loans are made, the Borrower’s senior implied rating by Moody’s is Baa3 or higher and the Borrower’s corporate rating by S&P is BBB- or higher.

(ii) Bid Loan Procedures.

(A) When the Borrower wishes to request offers to make Bid Loans, it shall provide telephonic notice to the Administrative Agent (which shall promptly notify the Lenders) followed promptly by written notice substantially in the form of Exhibit D (each, a “Bid Loan Quote Request”) duly completed and executed by a duly authorized executive officer of the Borrower, so as to be received no later than 10:00 a.m., Cleveland, Ohio time, on the second Business Day before the proposed funding date (or such other time and date as the Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree). Subject to the definition of “Interest Period”, the Borrower may request offers for up to three different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate Bid Loan Quote Request for each such borrowing. Except as otherwise provided in this Section 2.1(b), no Bid Loan Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree) of any other Bid Loan Quote Request.

(B) Each Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit E (each a “Bid Loan Quote”), duly completed, each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the Absolute Rate to be applicable to such Bid Loan; provided that (1) a Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (2) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Lender submits Bid Loan Quotes (x) may be greater or less than the Revolving Credit Commitment of such Lender but (y) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested. Each Bid Loan Quote by a Lender other than the Person serving as the Administrative Agent must be submitted to the Administrative Agent by fax not later than 8:00 a.m., Cleveland, Ohio time, on the funding date (or such other time and date as the Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Person serving as the Administrative Agent, in its capacity as a Lender, only if the Person serving as the Administrative Agent notifies the Borrower of the terms of the offer contained therein not later than 7:45 a.m., Cleveland, Ohio time, on the funding date. Subject to Articles 4 and 8, any Bid Loan Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Borrower. Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.

(C) The Administrative Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m., Cleveland, Ohio time, on the funding date, or 7:45 a.m., Cleveland, Ohio time, on the Funding Date with respect to any Bid Loan Quote submitted by the Person serving as the Administrative Agent, in its capacity as a Lender), notify the Borrower of the terms (1) of any Bid Loan Quote submitted by a Lender that is in accordance with Section 2.1(b)(ii)(B) and (2) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Lender with respect to the same Bid Loan Quote Request. Any subsequent Bid Loan Quote shall be disregarded by the Administrative Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote. The Administrative Agent’s notice to the Borrower shall specify (x) the aggregate principal amount of the Bid Loan Borrowing for which Bid Loan Quotes have been received, and (y) (I) the respective principal amounts and (II) the rates of interest (which shall be expressed as an absolute number and not in terms of a specified margin over the quoting Lender’s cost of funds) (the “Absolute Rate”) so offered by each Lender (identifying the Lender that made each such Bid Loan Quote).

(D) Not later than 9:00 a.m., Cleveland, Ohio time, on the funding date (or such other time and date as the Borrower and the Administrative Agent, with the consent of each Lender that has submitted a Bid Loan Quote may agree), the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Loan Quotes so notified to it pursuant to Section 2.1(b)(ii)(C) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance), and the Administrative Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid Loan Quote in whole or in part; provided that (1) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (2) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (3) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof and shall not cause the limits specified in Section gg) to be violated; (4) acceptance of offers may be made only in ascending order of Absolute Rates, beginning with the lowest rate so offered; and (5) the Borrower may not accept any offer where the Administrative Agent has advised the Borrower that such offer fails to comply with Section g) or otherwise fails to comply with the requirements of this Agreement (including Section 2.1(a)). If offers are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error. Notwithstanding anything else contained herein, the Borrower shall have no obligation to accept any Bid Loan Quote by a Defaulting Lender.

(E) Subject to the terms set forth in this Agreement, any Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m., Cleveland, Ohio time, on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on or before 11:00 a.m., Cleveland, Ohio time, on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower and maintained with the Administrative Agent.

Section 2.2 Notices Relating to Revolving Credit Loans.

The Borrower shall give the Administrative Agent written notice of each termination or reduction of the Revolving Credit Commitments, each borrowing, continuation, conversion, repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan. Each such Borrowing Notice shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 1:00 p.m., Cleveland, Ohio time, on the date that is:

(a) In the case of each notice of termination or reduction of the Revolving Credit Commitments, five Business Days prior to the date of the related termination or reduction;

(b) In the case of each notice of borrowing and repayment of, or conversion into, Base Rate Loans, one Business Day prior to the date of the related borrowing or repayment or conversion; and

(c) In the case of each notice of borrowing or repayment of, or conversion into, LIBOR Loans, or the duration of an Interest Period for LIBOR Loans, two LIBOR Business Days prior to the date of the related borrowing, repayment or conversion or the first day of such Interest Period.

Each such notice of termination or reduction shall specify the amount thereof. Each such notice of borrowing, conversion, continuation, repayment or prepayment shall specify the amount (subject to Section 2.1(a)) and Type of Loans to be borrowed, converted, continued, repaid or prepaid (and, in the case of a conversion, the Type of Loans to result from such conversion), the date of borrowing, continuation, conversion, repayment or prepayment (which shall be: (i) a Business Day in the case of each borrowing or repayment of Base Rate Loans, and (ii) a LIBOR Business Day in the case of each borrowing, continuation, prepayment, or repayment of LIBOR Loans and each conversion of or into a LIBOR Loan). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall notify the Lenders of the content of each such Borrowing Notice promptly after its receipt thereof.

Section 2.3 Disbursement of Loan Proceeds.

The Borrower shall give the Administrative Agent notice of each borrowing hereunder of Revolving Credit Loans as provided in Section 2.2 and the Administrative Agent shall promptly notify the Lenders thereof. Not later than 1:00 p.m., Cleveland, Ohio time, on the date specified for each borrowing hereunder, each Lender shall transfer to the Administrative Agent, by wire transfer or otherwise, but in any event in immediately available funds, the amount of the Revolving Credit Loan to be made by it on such date, and the Administrative Agent, upon its receipt thereof, upon compliance with the requirements of Sections 4.1 and 4.2, as applicable, shall disburse such sum to the Borrower by depositing the amount thereof in an account of the Borrower designated by the Borrower and maintained with the Administrative Agent.

Section 2.4 Notes, etc.

(a) Evidence of Loans. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the

Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Credit Loans, be a Revolving Credit Note, (ii) in the case of the Bid Loans, be a Bid Loan Note, and (iii) in the case of Swing Line Loans, be a Swing Line Note. Each Note shall, by its terms, mature in accordance with the provisions of this Agreement applicable to the relevant Loans.

(b) Notation of Amounts and Maturities, Etc. Each Lender is hereby irrevocably authorized to record on the schedule attached to its Notes (or a continuation thereof) the information contemplated by such schedule. The failure to record, or any error in recording, any such information shall not, however, affect the obligations of the Borrower hereunder or under any Note to pay any amount owing with respect to the Obligations. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.

(c) Participations in Letters of Credit and Swing Line Loans. In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.

Notwithstanding any provision to the contrary contained herein in this Section 2.4, in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.5	Payment of Loans; Termination of and Voluntary
Changes in Commitments; Mandatory Repayments.

(a) All outstanding Revolving Credit Loans shall be paid in full not later than the Revolving Credit Commitment Termination Date. All outstanding Swing Line Loans shall be paid in full as provided in Section 2.23(c) but, in any event, not later than the fifth Business Day prior to the Revolving Credit Commitment Termination Date. All outstanding Bid Loans shall be paid in full on the maturity date thereof as provided in the applicable Bid Loan Quote Request but, in any event, not later than the Revolving Credit Commitment Termination Date.

(b) Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date, and (ii) the Swing Line Commitment shall terminate on the sixth Business Day prior to the Revolving Credit Commitment Termination Date. The Borrower shall be entitled to terminate or reduce the Total Revolving Credit Commitment or repay the principal amount of the Revolving Credit Loans provided that the Borrower shall give notice of such termination, reduction or repayment to the Administrative Agent as provided in Section 2.2, any repayment or partial reduction of the Total Revolving Credit Commitment shall be in the minimum aggregate amount of $3,000,000 and multiples of $1,000,000 in excess thereof, and the Borrower shall not terminate or reduce the Total Revolving Credit Commitment if, after giving effect to any concurrent prepayment of

Loans, the Total Aggregate Exposure would exceed the Total Revolving Credit Commitment. Any such termination or reduction in the Total Revolving Credit Commitment shall be permanent and irrevocable. The Borrower may at any time terminate, or from time to time reduce, the Swing Line Commitment, provided that the Borrower shall not terminate or reduce the Swing Line Commitment if, after giving effect to any concurrent prepayment of the Swing Line Loans in accordance with Section 2.23(c), the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Commitment. Any such termination or reduction in the Swing Line Commitment shall be permanent and irrevocable.

(c) Repayment of a LIBOR Loan on a day other than the last day of the relevant Interest Period relating thereto shall be subject to the provisions of Section 2.22; and all repayments of principal (whether mandatory or voluntary) shall be applied first to Base Rate Loans, then to the fewest number of Types of LIBOR Loans as possible. Bid Loans may not be voluntarily prepaid at any time without the prior written consent of the Lender or Lenders making such Bid Loans.

(d) If the Borrower (or any of its Subsidiaries) shall make any public or private issuance of Indebtedness or equity (other than in connection with any dividend reinvestment program(s)), the Borrower shall promptly notify the Administrative Agent of such issuance and immediately upon receipt thereof shall repay the Revolving Credit Loans in an amount equal to the aggregate Net Issuance Proceeds of such issuance.

(e) To the extent the Administrative Agent or any Lender receives payment of any amount under the Loan Documents, whether by way of payment by the Borrower, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied thereby shall be revived and shall continue in full force and effect.

Section 2.6 Interest.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

(i) Revolving Credit Loans shall, in each case, bear interest at:

(A) During such periods that such Revolving Credit Loan is a Base Rate Loan, the Alternate Base Rate plus the Applicable Margin; and

(B) During such periods that such Revolving Credit Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin;

(ii) Swing Line Loans shall, in each case, bear interest at the respective Swing Line Lender’s cost of funds as quoted to the Borrower plus the Applicable Margin; and

(iii) Bid Loans shall bear interest at the Absolute Rate quoted by the Lender or Lenders making such Bid Loans pursuant to Section 2.1(b).

(b) Notwithstanding the foregoing, the Borrower shall pay interest on any Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) which are not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Post-Default Rate.

(c) Except as provided in the next sentence, accrued interest on each Loan shall be payable: (i) in the case of each Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a LIBOR Loan and a Bid Loan, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and (iii) in the case of any Loan, upon the payment or repayment thereof or the conversion thereof into a Loan of another Type (but only on the principal so paid, repaid or converted); provided, however, that (A) Bid Loans may not be continued or converted and (B) this clause (iii) shall not apply in the case of a conversion of a Base Rate Loan into a LIBOR Loan. Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent. Promptly after the establishment of any interest rate provided for herein or any change therein, the Administrative Agent will notify the Lenders and the Borrower thereof, provided that the failure of the Administrative Agent to so notify the Lenders and the Borrower shall not affect the obligations of the Borrower hereunder or under any of the Notes in any respect.

(d) Anything in this Agreement or any of the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to any Lender to the extent that such Lender’s receipt thereof would not be permissible under the law or laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to such Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Such deferred interest shall not bear interest.

Section 2.7 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders, pro rata according to their respective Revolving Percentages, a facility fee (the “Facility Fee”) on the daily average amount of such Lender’s Revolving Credit Commitment, for the period from the Effective Date to and including the earlier of (i) the date such Lender’s Revolving Credit Commitment is terminated, and (ii) the Revolving Credit Commitment Termination Date, at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the amount of the Total Revolving Credit Commitment. The accrued Facility Fee shall be payable on the Quarterly Dates, and on the earlier of (i) the date the Total Revolving Credit Commitment is terminated, or (ii) the Revolving Credit Commitment Termination Date, and in the event the Borrower reduces the Total Revolving Credit Commitment as provided in Section 2.5(b) hereof, on the effective date of such reduction.

(b) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which (i) the Borrower has provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.27(c)(ii), shall not be payable by the Borrower, and (ii) the Borrower has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.27(c)(ii), shall be payable to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.27(c)(i), with the balance of such fee, if any, payable to the LC Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. Letter of Credit Fees shall be (x) due and payable on each Quarterly Date, commencing with the first Quarterly Date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (y) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Post-Default Rate.

(c) Fronting Fee and Documentary and Processing Charges Payable to LC Issuer. The Borrower shall pay directly to the LC Issuer for its own account a fronting fee (i) with respect to each Letter of Credit, at a rate equal to equal to 1/8 of 1% per annum times the face amount of such Letter of Credit, and payable upon the issuance thereof, and (ii) with respect to any amendment of a Letter of Credit increasing the amount of such Letter of Credit, at a rate equal to equal to 1/8 of 1% per annum times the amount of such increase, and payable upon the effectiveness of such amendment. In addition, the Borrower shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Agency Fee. The Borrower shall pay to the Administrative Agent, for its own account, an annual administrative agency fee (the “Agency Fee”), as set forth in a separate written agreement.

(e) The Facility Fee, the Letter of Credit Fee, the fronting fees, and the Agency Fee are hereinafter sometimes referred to individually as a “Fee” and collectively as the “Fees”.

Section 2.8 Use of Proceeds of Loans.

The proceeds of the Loans hereunder may be used by the Borrower solely as follows: (a) for the repayment in full of the outstanding principal amount of, and all accrued interest on, the outstanding indebtedness of the Borrower under the Existing Loan Agreement, (b) to acquire Facilities and real estate, whether developed or undeveloped, that the Borrower intends to principally use for a Facility, (c) to extend or acquire loans secured by Mortgages, (d) to finance Construction Investments or for capital improvements to a Facility previously financed by the Borrower, (e) for investments that are not prohibited under Section 7.8, (f) for the repayment or refinance of other outstanding indebtedness of the Borrower reasonably satisfactory to the Administrative Agent, and (g) for working capital and general corporate purposes.

Section 2.9 Computations.

Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

Section 2.10 Minimum Amounts of Borrowings, Conversions and Repayments.

Except for borrowings, conversions and repayments that exhaust the full remaining amount of the Revolving Credit Commitments (in the case of borrowings) or result in the conversion or repayment of all Revolving Credit Loans of a particular Type (in the case of conversions or repayments) or conversions made pursuant to Section 2.17, Section 2.18(b) or Section 2.20, each borrowing of a Revolving Credit Loan from each Lender, each conversion of Revolving Credit Loans of one Type into Revolving Credit Loans of another Type and each repayment of principal of Revolving Credit Loans hereunder shall be in a minimum amount of $1,000,000, in the case of Base Rate Loans, and $3,000,000, in the case of LIBOR Loans, and in either case if in excess thereof, in integral multiples of $100,000 (borrowings, conversions and repayments of different Types of Revolving Credit Loans at the same time hereunder to be deemed separate borrowings, conversions and repayments for purposes of the foregoing, one for each Type). The Administrative Agent and the Borrower may make immaterial mutually convenient adjustments to the thresholds and multiples set forth above in respect of LIBOR Loans.

Section 2.11 Time and Method of Payments.

All payments of principal, interest, Fees and other amounts (including indemnities) payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to the Administrative Agent at the Principal Office not later than 11:00 a.m., Cleveland, Ohio time, on the date on which such payment shall become due (and the Administrative Agent or any Lender for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower, with the Administrative Agent or such Lender, as the case may be). Additional provisions relating to payments are set forth in Section 10.3. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be paid promptly to such Lender, in like funds, for the account of such Lender’s Lending Office for application in respect of which such payment is made.

Section 2.12 Lending Offices.

The Loans of each Type made by each Lender shall be made and maintained at such Lender’s applicable Lending Office for Loans of such Type.

Section 2.13 Several Obligations.

The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve the other Lenders of their respective obligations to make their Loans on such date, but no Lender shall be responsible for the failure of the other Lenders to make Loans to be made by such other Lenders.

Section 2.14 Pro Rata Treatment Among Lenders.

Except as otherwise provided herein: (a) each borrowing of Revolving Credit Loans from the Lenders under Section 2.1(a) will be made from the Lenders and each payment of each Fee (other than the Agency Fee and Fees payable pursuant to Section 2.7(c)) shall be made for the account of the Lenders pro rata according to the amount of their respective Revolving Percentages; (b) each partial reduction of the Total Revolving Credit Commitment shall be applied to the Revolving Credit Commitments of the Lenders pro rata according to each Lender’s respective Revolving Percentage; (c) each payment and repayment of principal of or interest on Revolving Credit Loans will be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by such Lenders; (d) each conversion of Revolving Credit Loans of a particular Type under Section 2.17 (other than conversions provided for by Section 2.20 or 2.21) shall be made pro rata among the Lenders holding Revolving Credit Loans of such Type according to the respective principal amounts of such Revolving Credit Loans held by such Lenders; (e) each payment by the Borrower of principal of Bid Loans made as part of the same Bid Loan Borrowing shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective unpaid principal amount of such Bid Loans owed to such Lenders and each payment by the Borrower of interest on Bid Loans shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective accrued but unpaid interest on the Bid Loans owed to such Lenders.

Section 2.15 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) when the recipient is a Lender, the Federal Funds Rate for such day, or (ii) when the recipient is the Borrower, the rate of interest applicable to such Loan.

Section 2.16 Sharing of Payments and Set-Off Among Lenders.

The Borrower hereby agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder or any Fee payable to it, that is not paid when due (regardless of whether such balances are then due the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that its failure to give such notice shall not affect the validity thereof. If a Lender shall effect payment of any principal of or interest on Revolving Credit Loans held by it under this Agreement or any Fee through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, it shall promptly purchase from the other Lenders participations in the Revolving Credit Loans held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment pro rata in accordance with the unpaid amount of principal and interest on the Revolving Credit Loans held by each of them and the Fees due them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation in the Revolving Credit Loans held by the other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Revolving Credit Loans in the amount of such participation. If a Lender shall effect payment of any principal of or interest or fee on Bid Loans made as part of the same Bid Loan Borrowing held by it under this Agreement through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, it shall promptly purchase from the other Lenders holding such Bid Loans participations in such Bid Loans held by the other Lenders holding such Bid Loans in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders holding such Bid Loans shall share the benefit of such payment pro rata in accordance with the unpaid amount of principal and interest or fee on Bid Loans of the same Bid Loan Borrowing held by each of them. To such end all such Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation in Bid Loans of the same Bid Loan Borrowing held by other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of such Bid Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.17 Conversion of Loans.

The Borrower shall have the right to convert Revolving Credit Loans of one Type into Revolving Credit Loans of another Type from time to time, provided that: (i) the Borrower shall give the Administrative Agent notice of each such conversion as provided in Section 2.2; (ii) LIBOR Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) no Base Rate Loan may be converted into a LIBOR Loan or LIBOR Loan continued as or converted into another LIBOR Loan if on the proposed date of conversion a Default or an Event of Default exists. The Administrative Agent shall use its best efforts to notify the Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Revolving Credit Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrower’s obligations, or the Administrative Agent’s or the Lenders’ rights and remedies, hereunder in any way whatsoever. Notwithstanding the foregoing, (a) Swing Line Loans shall be based solely on the respective Swing Line Lender’s cost of funds as set forth in Section 2.6(a)(ii) and shall not be made or converted to LIBOR Loans or Base Rate Loans, and (b) Bid Loans may not be continued or converted but instead must be repaid in full at the end of the applicable Interest Period therefor.

Section 2.18 Additional Costs; Capital Requirements.

(a) In the event that any Change in Law shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against commitments made by any Lender hereunder, and the result of any event referred to above is to impose upon any Lender or any corporation controlling any Lender or increase any capital requirement applicable as a result of the making or maintenance of such Lender’s commitments (including its Revolving Credit Commitment and/or its commitment to issue and maintain or participate in Letters of Credit) or the obligation of the Borrower hereunder with respect to such commitments (which imposition of capital requirements may be determined by each Lender’s reasonable allocation of the aggregate of such capital increases or impositions), then, within ten Business Days of demand made by such Lender as promptly as practicable after it obtains knowledge that such Change in Law exists and determines to make such demand, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts which shall be sufficient to compensate such Lender or such controlling corporation for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. A certificate setting forth in reasonable detail the amount necessary to compensate such Lender or such controlling corporation as a result of an imposition of or increase in capital requirements submitted by such Lender to the Borrower shall be conclusive, absent manifest error, as to the amount thereof. All references to any “Lender” shall be deemed to include any participant of such Lender.

(b) In the event that any Change in Law shall: (i) change the basis of taxation of any amounts payable to any Lender under this Agreement in respect of any Obligations including, without limitation, LIBOR Loans and the issuance and maintenance of and participations in Letters of Credit (other than taxes imposed on the overall net income of such Lender for any such Loans or in respect of any Letters of Credit (or participations therein) by the United States of America or the jurisdiction in which such Lender has its principal office); or (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans, any Letters of Credit (or participations therein) or any deposits referred to in the definition of “LIBOR Base Rate” in Article 1); or (iii) impose any other conditions affecting this Agreement in respect of extensions of credit, including, without limitation, LIBOR Loans and the issuance and maintenance of and participations in Letters of Credit (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Lender’s costs of making or maintaining any extensions of credit including, without limitation, LIBOR Loans and Letters of Credit (and participations therein), or its commitments (including its Revolving Credit Commitment and/or its commitment to issue and maintain or participate in Letters of Credit), or to reduce any amount receivable by such Lender hereunder in respect of any such commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as “Additional Costs”) in each case, only to the extent, with respect to LIBOR Loans, that such Additional Costs are not included in the LIBOR Base Rate applicable to LIBOR Loans, then, within ten Business Days of demand made by such Lender as promptly as practicable after it obtains knowledge that such a Change in Law exists and determines to make such demand (a copy of which demand shall be delivered to the Administrative Agent), the Borrower shall pay to such Lender from time to time as specified by such Lender, additional amounts which shall be sufficient to compensate such Lender for such increased cost or reduction in amounts receivable by such Lender from the date of such Change in Law, together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. All references to any “Lender” shall be deemed to include any participant of such Lender.

(c) Without limiting the effect of the foregoing provisions of this Section 2.18, in the event that, by reason of any Change in Law, any Lender either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, and to convert Loans of any other Type into, Loans of such Type hereunder shall be suspended until the date such Change in Law ceases to be in effect (and all Loans of such Type then outstanding shall be converted into Base Rate Loans or into LIBOR Loans of another duration, as the case may be, in accordance with Sections 2.17 and 2.21).

(d) Determinations by any Lender for purposes of this Section 2.18 of the effect of any Change in Law on its costs of making or maintaining Loans or issuing and maintaining or participating in Letters of Credit or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be set forth in writing in reasonable detail describing the Additional Costs together with a calculation demonstrating the allocation to the Borrower of such Additional Costs which shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.18 shall survive the payment of the Obligations and the termination of this Agreement.

Section 2.19 Limitation on Types of Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loans for any Interest Period therefor, the Required Lenders determine (which determination shall be conclusive):

(a) by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

(b) the rates of interest referred to in the definition of “LIBOR Base Rate” in Article 1 upon the basis of which the rate of interest on any LIBOR Loans for such period is determined, do not accurately reflect the cost to the Lenders of making or maintaining such Loans for such period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof (and shall thereafter give the Borrower and each Lender prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Lenders shall be under no obligation to make or continue Loans of such Type or to convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type either repay such Loans in accordance with Section 2.5 or convert such Loans into Loans of another Type in accordance with Section 2.17.

Section 2.20 Illegality.

Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Lender or its applicable Lending Office to: (a) honor its obligation to make LIBOR Loans hereunder or (b) maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), describing such illegality in reasonable detail (and shall thereafter promptly notify the Borrower and the Administrative Agent of the cessation, if any, of such illegality), and such Lender’s obligation to make or continue LIBOR Loans and to convert Base Rate Loans into LIBOR Loans hereunder shall, upon written notice given by such Lender to the Borrower, be suspended until such time as such Lender may again make and maintain LIBOR Loans and such Lender’s outstanding LIBOR Loans shall be converted into Base Rate Loans, in accordance with Sections 2.17 and 2.21.

Section 2.21 Certain Conversions pursuant to Sections 2.18 and 2.20.

If the Loans of any Lender of a particular Type (Loans of such Type are hereinafter referred to as “Affected Loans” and such Type is hereinafter referred to as the “Affected Type”) are to be converted pursuant to Section 2.18 or 2.20, such Lender’s Affected Loans shall be converted into Base Rate Loans, or LIBOR Loans of another Type, as the case may be (the “New Type Loans”), on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by Section 2.18(b) or Section 2.20, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, until such Lender gives notice as provided below that the circumstances specified in Section 2.18 or 2.20 which gave rise to such conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so converted, all repayments of principal which would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans; and

(b) all Loans which would otherwise be made by such Lender as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Lender which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans.

Section 2.22 Indemnification.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall compensate such Lender for any loss (including loss of profit), cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of:

(a) any payment or repayment or conversion of a LIBOR Loan held by such Lender on a date other than the last day of an Interest Period for such LIBOR Loan except pursuant to Sections 2.18 or 2.20;

(b) any failure by the Borrower to borrow or continue, or convert into, a LIBOR Loan held by such Lender on the date for such borrowing, continuation or conversion specified in the relevant Borrowing Notice under Section 2.2 or 2.17; or

(c) any prepayment of a Bid Loan due to acceleration pursuant to Article 8 or otherwise,

such compensation to include, without limitation, an amount equal to: (i) any loss or expense suffered by such Lender during the period from the date of receipt of such early payment or repayment or prepayment or the date of such conversion or the date of such failure to the last day of such Interest Period if the rate of interest obtainable by such Lender upon the redeployment of an amount of funds equal to such Lender’s pro rata share of such payment, prepayment or conversion or failure to borrow, continue or convert is less than the rate of interest applicable to such LIBOR Loan for such Interest Period, and (ii) any loss or expense suffered by such Lender in liquidating deposits prior to maturity which correspond to such Lender’s pro rata share of such payment, repayment, prepayment, conversion, failure to borrow, failure to continue or failure to convert. The determination by each such Lender of the amount of any such loss or expense, when set forth in a written notice to the Borrower, containing such Lender’s calculation thereof in reasonable detail, shall be presumed correct, in the absence of manifest error. The obligations of the Borrower under this Section 2.22 shall survive the payment of the Obligations and the termination of this Agreement.

Section 2.23 Swing Line Loans.

(a) Subject to the terms and conditions hereof, each Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in Section 2.23(d), to make swing line loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”), ratably in accordance with their respective Swing Line Percentages, to the Borrower from time to time on any Business Day during the period from the date of this Agreement to the sixth Business Day preceding the Revolving Credit Commitment Termination Date, in an aggregate amount with respect to all Swing Line Lenders not to exceed at any time outstanding the amount of the Swing Line Commitment, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Percentage of the outstanding amount of Revolving Credit Loans, the Bid Loans and the LC Exposure of a Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan (i) the Total Aggregate Exposure will not exceed the Total Revolving Credit Commitment, and (ii) with respect to each individual Lender, such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment. The Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loans.

(b) To request a Swing Line Loan, the Borrower shall notify the Administrative Agent and each Swing Line Lender by the delivery of a Borrowing Notice, which shall be sent by facsimile and shall be irrevocable (confirmed promptly by hand delivery to the Administrative Agent of a written Borrowing Notice in a form approved by the Administrative Agent signed by the Borrower), no later than: 11:00 a.m., Cleveland, Ohio time, on the requested borrowing date, specifying (i) the aggregate principal amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Each Swing Line Lender will, subject to its determination that the terms and conditions of this Agreement have been satisfied, make its Swing Line Percentage of the requested amount available promptly on that same day to the Administrative Agent (for the account of the Borrower) which, thereupon, will promptly make such amount available to the Borrower by crediting the account of the Borrower pursuant to Section 2.3. Each borrowing of a Swing Line Loan shall be in a minimum amount of $1,000,000 and if in excess thereof, in integral multiples of $1,000,000, or, if less, the unused portion of the Swing Line Commitment.

(c) Neither Swing Line Lender shall be obligated to make any Swing Line Loan at a time when any Lender shall be a Defaulting Lender unless arrangements to eliminate such Swing Line Lender’s risk (substantially similar to those provided in Section 2.27(c)) with respect to such Defaulting Lender’s participation in such Swing Line Loan shall have been made for the benefit of such Swing Line Lender and such arrangements are satisfactory to such Swing Line Lender and the Administrative Agent. Neither Swing Line Lender will make a Swing Line Loan if the Administrative Agent, or any Lender by notice to the Swing Line Lenders and the Borrower no later than one Business Day prior to the borrowing date with respect to such Swing Line Loan, shall have determined that the conditions set forth in Section 4.2 shall not be satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swing Line Loan. Each Swing Line Loan shall be due and payable on the earliest to occur of (i) the fifteenth day after the borrowing date thereof, (ii) the fifth Business Day prior to the Revolving Credit Commitment Termination Date, (iii) the date on which the Swing Line Commitment shall have been terminated by the Borrower or the Swing Line Lenders in accordance with Section 2.5(b), or (iv) the date on which the Swing Line Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise. No more than five (5) Swing Line Loans shall be outstanding at the same time.

(d) Upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent pursuant to Article 9, such Lender shall purchase unconditionally, irrevocably, and severally from the Swing Line Lenders a participation in the outstanding Swing Line Loans (including accrued interest thereon) in an amount equal to the product of its Revolving Percentage and the outstanding amount of the Swing Line Loans (the “Swing Line Participation Amount”). Each Lender shall also be liable for an amount equal to the product of its Revolving Percentage and any amounts paid by the Borrower pursuant to this Section 2.23(d) that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Borrower with any of its obligations under the Loan Documents. In furtherance of this Section 2.23(d), upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent, such Lender shall promptly make available to the Administrative Agent for the account of the Swing Line Lenders, as applicable, its Swing Line Participation Amount, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall deliver the payments made by each Lender pursuant to the immediately preceding sentence to the Swing Line Lenders, as applicable, promptly upon receipt thereof in like funds as received. If a Lender does not make its Swing Line Participation Amount so available, such Lender shall be required to pay interest to the Administrative Agent for the account of the Swing Line Lenders, as applicable, from the date such amount was due until paid in full, on the unpaid portion thereof, at the rate set forth in Section 2.15, payable upon demand by the Swing Line Lenders, as applicable. The Administrative Agent shall distribute such interest payments to the Swing Line Lenders, as applicable, upon receipt thereof in like funds as received. Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swing Line Lenders, as applicable, for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section 2.23, the Administrative Agent will promptly pay over such payment to such Lender.

Section 2.24 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.24, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower (which may be in support of obligations of the Borrower or in support of obligations of a Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the Total Aggregate Exposure shall not exceed the Total Revolving Credit Commitment, (y) with respect to each individual Lender, such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment, and (z) the LC Exposure shall not exceed the Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The LC Issuer shall not issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur (A) more than one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or (B) after the Letter of Credit Expiration Date (except that a Letter of Credit may expire up to one year beyond the Revolving Credit Commitment Termination Date so long as the Borrower Cash Collateralizes (as provided in Section 2.28) the LC Exposure with respect to such Letter of Credit no later than 30 days prior to the Letter of Credit Expiration Date).

(iii) The LC Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, or any Law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the LC Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the LC Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the LC Issuer (in its sole discretion) with the Borrower.

(iv) The LC Issuer shall not amend any Letter of Credit if the LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The LC Issuer shall be under no obligation to amend any Letter of Credit if (A) the LC Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the LC Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a duly authorized executive officer of the Borrower. Such Letter of Credit Application must be received by the LC Issuer and the Administrative Agent not later than 11:00 a.m., Cleveland, Ohio time, at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the LC Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the LC Issuer may reasonably require. Additionally, the Borrower shall furnish to LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the LC Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the LC Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the LC Issuer will provide the Administrative Agent with a copy thereof. Unless the LC Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not be satisfied, then, subject to the terms and conditions hereof, the LC Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the LC Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each LC Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by the LC Issuer as provided in Section 2.24(j).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the LC Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., Cleveland, Ohio time, on the date of any payment by the LC Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the LC Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the LC Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the Unreimbursed Amount with respect to such Letter of Credit, and the amount of such Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested Revolving Credit Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.10 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Notice) and provided that, after giving effect to such Borrowing, the Total Aggregate Exposure shall not exceed the Revolving Credit Commitment. Any notice given by the LC Issuer or the Administrative Agent pursuant to this Section 2.24(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.24(c)(i) make funds available for the account of the LC Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m., Cleveland, Ohio time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.24(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the LC Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Credit Loans that are Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Post-Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the LC Issuer pursuant to Section 2.24(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.24.

(iv) Until each Lender funds its Revolving Credit Loan or LC Advance pursuant to this Section 2.24(c) to reimburse the LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of the LC Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or LC Advances to reimburse the LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.24(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Issuer, the Borrower or any other Person for any reason whatsoever; (B) solely with respect to LC Advances, the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (other than the issuance of a Letter of Credit after a Lender has given the notice described in Section 2.24(b)(ii)); provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.24(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Notice). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the LC Issuer for the amount of any payment made by the LC Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.24(c) by the time specified in Section 2.24(c)(ii), then, without limiting the other provisions of this Agreement, the LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be, as of the date of such borrowing or LC Borrowing. A certificate of the LC Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the LC Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.24(c), if the LC Issuer or the Administrative Agent receives for the account of the LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise), the LC Issuer shall turn over such payment to the Administrative Agent for distribution to such Lender and the Administrative Agent will distribute to such Lender, in each case, its Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the LC Issuer or the Administrative Agent for the account of the LC Issuer and distributed to the Lenders pursuant to Section 2.24(c)(i) is required to be returned under any of the circumstances described in Section 2.5(e), each Lender shall pay to the Administrative Agent for the account of the LC Issuer its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the LC Issuer for each drawing under each Letter of Credit and to repay each LC Borrowing and each Revolving Credit Loan made pursuant to Section 2.24(c)(i) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any similar proceeding under any other applicable Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the LC Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of LC Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuer, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against such beneficiary or transferee at law or under any other agreement. None of the LC Issuer, the Administrative Agent, any Lender, any of their respective Related Parties or any correspondent, participant or assignee of the LC Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.24(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which (as determined by a court of competent jurisdiction) were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (other than as a result of an order of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the LC Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, the Borrower shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Letters of Credit Reports. For so long as any Letter of Credit issued by the LC Issuer is outstanding, the LC Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an LC Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit F, appropriately completed with the information for every outstanding Letter of Credit issued by the LC Issuer.

Section 2.25 Extension of Revolving Credit Commitment Termination Date.

Subject to the following provisions, the Borrower shall have the option to extend the initial Revolving Credit Commitment Termination Date to July 27, 2016. By written notice to the Administrative Agent delivered at least 30 days, but not more than 90 days, prior to the initial Revolving Credit Commitment Termination Date, so long as no Default or Event of Default has occurred since the date of this Agreement, the Borrower may request such extension of the initial Revolving Credit Commitment Termination Date (which request shall be accompanied by a Compliance Certificate). Promptly upon receipt of such written notice, the Administrative Agent shall deliver a copy to each Lender and the initial Revolving Credit Commitment Termination Date shall be deemed so extended. In the event that the Borrower shall have delivered an extension notice under this Section 2.25, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders on the initial Revolving Credit Commitment Termination Date, a non-refundable extension fee in an amount equal to 25 basis points multiplied by the Total Revolving Credit Commitment, as then in effect.

Section 2.26 Increase in Total Revolving Credit Commitment.

(a) The Borrower may at its sole expense and effort and after consulting with the Administrative Agent, request: (i) one or more Lenders acceptable to the Administrative Agent to increase (in the sole and absolute discretion of each such Lender) the amount of their respective Revolving Credit Commitments, and/or (ii) one or more other lending institutions acceptable to the Administrative Agent (each, a “New Lender”) to become “Lenders” and extend Revolving Credit Commitments hereunder (each such existing Lender and each New Lender being referred to as a “Proposed Lender”). To request an increase pursuant to this Section 2.26 (the “Commitment Increase”), the Borrower shall submit to the Administrative Agent a written increase request signed by the Borrower and in form approved by the Administrative Agent (the “Increase Request”), which shall specify, as the case may be: (A) each such existing Lender and the amount of the proposed increase to its Revolving Credit Commitment, or (B) the proposed Revolving Credit Commitment for each New Lender. Promptly following receipt of the Increase Request, the Administrative Agent shall advise each Proposed Lender of the details thereof.

(b) If one or more Proposed Lender(s) shall have unconditionally agreed to such Increase Request in a writing delivered to the Borrower and the Administrative Agent at any time prior to the 30th day following the date of the delivery to such Proposed Lenders(s) of the Increase Request (each such Proposed Lender being hereinafter referred to as an “Incremental Lender”), then: (x) each such Incremental Lender which shall then be an existing Lender shall have its Revolving Credit Commitment increased by the amount set forth in the Increase Request, and (y) each such Incremental Lender which shall then be a New Lender shall be and become a “Lender” hereunder having a Revolving Credit Commitment equal to the amount set forth in such Increase Request, provided, however, that (1) immediately before and after giving effect thereto, no Default or Event of Default shall or would exist, (2) each such Incremental Lender shall have executed and delivered to the Administrative Agent a supplement to this Agreement providing for its increased Revolving Credit Commitment or its Revolving Credit Commitment, as applicable, in form approved by the Administrative Agent, (3) immediately after giving effect thereto, the aggregate amount of the Total Revolving Credit Commitment shall not exceed $2,500,000,000 less the amount of any permanent reductions under Section 2.5(b), (4) the increase of the Total Revolving Credit Commitment specified in the Increase Request shall be not less than $25,000,000 or an integral multiple thereof, (5) the minimum Revolving Credit Commitment extended by each Incremental Lender which is a New Lender shall be in an amount of not less than $15,000,000 or an integral multiple of $1,000,000 in excess thereof, and (6) the minimum increase to the Revolving Credit Commitment extended by each Incremental Lender which is an existing Lender shall be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Any increase in the Total Revolving Credit Commitment shall not increase the Letter of Credit Commitment or Swing Line Commitment.

(c) Simultaneously with each Commitment Increase under this Section 2.26, each Incremental Lender shall, to the extent necessary, purchase from each other existing Lender, and each other existing Lender shall sell to each Incremental Lender, in each case at par and without representation, warranty, or recourse (in accordance with and subject to the restrictions contained in Section 10.13), such principal amount of Revolving Credit Loans of such other existing Lender(s), together with all accrued and unpaid interest thereon, as will result, after giving effect to such transaction, in each Lender’s pro rata share of Revolving Credit Loans outstanding being equal to such Lender’s pro rata share of the Total Revolving Credit Commitment, provided that each such assignor Lender shall have received (to the extent of the interests, rights and obligations assigned) payment then due and owing of the outstanding principal amount of its Revolving Credit Loans, accrued interest thereon, accrued fees, commissions and all other amounts payable to it under the Loan Documents from the applicable assignee Lenders (to the extent of such outstanding principal and accrued interest, fees and commissions) or the Borrower (in the case of all other amounts).

Section 2.27 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees under Section 2.7(a) shall cease to accrue for any period during which such Lender is a Defaulting Lender on that portion of such Defaulting Lender’s Revolving Credit Commitment that exceeds the outstanding amount of the Loans funded by it;

(b) the Revolving Credit Commitment and the Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.6, other than in respect of an increase in the amount of such Defaulting Lender’s Revolving Credit Commitment or an extension of the Revolving Credit Commitment Termination Date), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which adversely affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swing Line Loans or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the contingent obligations of the Lenders in respect of such Swing Line Exposure and LC Exposure shall, provided that no Event of Default has occurred and is continuing at such time, be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure and Swing Line Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (A) prepay the Swing Line Loans and (B) Cash Collateralize such Defaulting Lender’s Revolving Percentage of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner satisfactory to the Administrative Agent for so long as such LC Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.27(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to 2.7 with respect to such Cash Collateralized portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.27(c), then the fees payable to the Lenders pursuant to Section 2.7 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.27(c), then, without prejudice to any rights or remedies of the Administrative Agent or any Lender hereunder, all fees payable to the Lenders pursuant to Section 2.7 with respect to such Defaulting Lender’s LC Exposure that is neither Cash Collateralized nor reallocated shall be payable to the LC Issuer until such LC Exposure is fully Cash Collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, (i) a Swing Line Lender shall not be required to fund any Swing Line Loan and (ii) the LC Issuer shall not be required to issue, amend, renew, increase or extend any Letter of Credit unless such Swing Line Lender or the LC Issuer, respectively, is satisfied, in its sole discretion, that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any such newly issued, amended, renewed, increased or extended Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the Cash Collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of any Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is (x) a prepayment of the principal amount of any Loan and (y) made at a time when the conditions set forth in Article 4 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loan of any Defaulting Lender.

(f) In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date the LC Exposure and Swing Line Exposure of Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other

Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Percentage. Except as expressly modified by this Section 2.27, the performance by the Borrower under any Loan Documents shall not be excused or otherwise modified as a result of this Section 2.27.

(g) In the event that any Lender becomes a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.6) all its interest, rights and obligations under this Agreement to one or more other financial institutions acceptable to (i) the Borrower (unless an Event of Default has occurred and is continuing) and (ii) the Administrative Agent, which consent, in each case shall not be unreasonably withheld, which financial institution shall assume such obligations; provided that (A) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, and (B) the Borrower or the assignee or assignees, as the case may be, shall pay to such Defaulting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Upon receipt by such Defaulting Lender of all amounts required to be paid to such Lender pursuant to this Section 2.27, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Defaulting Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 2.27 and Section 10.13. A Defaulting Lender shall not be required to make any such assignment if, prior to the Administrative Agent’s approval of such assignment, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 2.28 Cash Collateral.

(a) Upon the request of the Administrative Agent or the LC Issuer (i) if the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of 30 days prior to the Letter of Credit Expiration Date, any portion of the LC Exposure for any reason remains outstanding (including, without limitation, as a result of the issuance of a Letter of Credit with, or an amendment of a Letter of Credit that results in, an expiration date after the Letter of Credit Expiration Date as provided in Section 2.24(a)(ii)(B)), the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of the LC Exposure. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the LC Issuer or the Swing Line Lenders, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.27(c)(i)).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuer and the Lenders (including the Swing Line Lenders), and agrees to maintain, a first priority security interest in all Cash Collateral provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.28(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.28 or otherwise under this Agreement in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific LC Exposure, Swing Line Loans, obligations to fund participations therein and other obligations for which the Cash Collateral was so provided, prior to any other application of such Cash Collateral as may be provided for in this Section 2.28.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) upon the Borrower’s request if there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default.

Article 3. Representations and Warranties.

The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

Section 3.1 Organization.

(a) Each of the Borrower and the Subsidiaries is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged.

(b) Each of the Borrower and the Subsidiaries is in good standing in its state of organization and in each state in which the character of the properties owned or the business transacted requires qualification, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Power, Authority, Consents.

The Borrower has the power to execute, deliver and perform the Loan Documents to be executed by it. The Borrower has the power to request extensions of credit hereunder and has taken all necessary action, corporate or otherwise, to authorize the extensions of credit hereunder on the terms and conditions of this Agreement. The Borrower has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it. No consent or approval of any Person (including, without limitation, any stockholder of the Borrower), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by the Borrower of, the extensions of credit under, or the validity or enforceability of, the Loan Documents, except as set forth on Schedule 3.2 hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on Schedule 3.2 as waived by the Required Lenders.

Section 3.3 No Violation of Law or Agreements.

The execution and delivery by the Borrower of each Loan Document to which it is a party, the performance by it thereunder and the extensions of credit hereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any certificate of incorporation or by-laws or other organizational document of the Borrower, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which the Borrower is a party, or by which the Borrower is bound or any of its properties or assets is affected, except for such defaults and breaches which in the aggregate could not have a Material Adverse Effect, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower.

Section 3.4 Due Execution, Validity, Enforceability.

This Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and each constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

Section 3.5 Title to Properties.

Each of the Borrower and the Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary course of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Judgments, Actions, Proceedings.

Except as set forth on Schedule 3.6 hereto, there are no outstanding judgments, investigations, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of the Subsidiaries or any of their respective assets involving, in the case of any court proceeding, a claim in excess of $2,000,000, nor, to the best of the Borrower’s knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any pending actions or proceedings in which the Borrower or any of the Subsidiaries is a plaintiff or complainant, involving, in the case of any court proceeding, a claim in excess of $2,000,000.

Section 3.7 No Defaults, Compliance With Laws.

Except as set forth on Schedule 3.7 hereto, none of the Borrower or any of the Subsidiaries is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect. Each of the Borrower and the Subsidiaries has complied and is in compliance in all respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees, executive orders, judgments and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable provisions of the Americans with Disabilities Act (42 U.S.C. §12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect.

Section 3.8 Burdensome Documents.

Except as set forth on Schedule 3.8 hereto, neither the Borrower nor any of the Subsidiaries is a party to or bound by, nor are any of the properties or assets owned by any of them used in the conduct of its businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Liability, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise.

Section 3.9 Financial Statements; Projections.

(a) Each of the Financial Statements is complete and presents fairly the consolidated financial position of the Borrower and its Subsidiaries as at its date and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended on such date, and has been prepared in accordance with GAAP. Neither the Borrower nor any of the Subsidiaries has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations of the Borrower or any of the Subsidiaries since the date of the latest balance sheet included in the Financial Statements (the “Latest Balance Sheet”). The Borrower’s fiscal year is the twelve-month period ending on December 31 in each year.

(b) The Projections have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof the Borrower’s good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions.

Section 3.10 Tax Returns.

Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof, except where such failure to file or failure to pay could not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of the Borrower or any of the Subsidiaries, due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of the Borrower, proposed or threatened against the Borrower or any of the Subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

Section 3.11 Intangible Assets.

Each of the Borrower and the Subsidiaries possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

Section 3.12 Regulation U.

No part of the proceeds received by the Borrower from the Loans, and no Letter of Credit, will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.8, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any “margin stock”, as such term is defined in §221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221.

Section 3.13 Name Changes, Mergers, Acquisitions.

Except as set forth on Schedule 3.13 hereto, the Borrower has not within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or, except in the ordinary course of business, acquired all or substantially all of the assets of any Person.

Section 3.14 Full Disclosure.

Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with this Agreement or the transactions contemplated herein or pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to the Borrower that has, or would in the now foreseeable future have, a Material Adverse Effect, which fact has not been set forth herein, in the Financial Statements, in filings with the Securities and Exchange Commission or in any certificate, opinion or other written statement so made or furnished to the Administrative Agent or the Lenders.

Section 3.15 Licenses and Approvals.

(a) Each of the Borrower and the Subsidiaries has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Environmental Laws and Regulations, to own and operate its properties and to carry on its business as now conducted, the absence of which would have a Material Adverse Effect.

(b) To the best of the Borrower’s knowledge, no violation exists of any applicable law pertaining to the ownership or operation of any Facility of the Borrower or any Operator that would have a reasonable likelihood of leading to revocation of any license necessary for the operation of such Facility.

Section 3.16 ERISA.

(a) Except as set forth on Schedule 3.16 hereto, no Employee Benefit Plan is maintained or has ever been maintained by any Loan Party or any ERISA Affiliate, nor has any Loan Party or any ERISA Affiliate ever contributed to a Multiemployer Plan.

(b) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be “parachute payments” under 280G of the Code that are nondeductible to any Loan Party and which will be subject to tax under Section 4999 of the Code for which any Loan Party will have a material withholding liability.

Section 3.17 REIT Status.

The Borrower currently has REIT Status and has maintained REIT Status on a continuous basis since its formation. None of the Subsidiaries of the Borrower currently has REIT Status.

Section 3.18 OFAC.

None of the Borrower or any Subsidiary: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person. None of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

Article 4. Conditions to Extensions of Credit.

Section 4.1 Conditions to Initial Loan(s) and Initial Letters of Credit.

The obligations of the Lenders to make Loans and of the LC Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.6):

(a) The Administrative Agent shall have received:

(i) from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and

(ii) any promissory note requested by a Lender pursuant to Section 2.4(a) payable to the order of each such requesting Lender.

(b) The Borrower shall have paid all fees and expenses due and owing pursuant to the terms of, and in connection with, this Agreement for which the Borrower shall have been billed on or before the Effective Date, including, but not limited to, payment of the Agency Fee to the Administrative Agent.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from Shumaker, Loop & Kendrick, LLP, counsel to the Borrower, covering such matters relating to the Borrower and this Agreement as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received complete copies of the Financial Statements and the Projections, each certified as such in a certificate executed by an executive officer of the Borrower.

(e) The Administrative Agent shall have received copies of the following:

(i) All of the consents, approvals and waivers referred to on Schedule 3.2 hereto (except only those which, as stated on Schedule 3.2, shall not be delivered);

(ii) The certificate of incorporation (or other organizational documents) of the Borrower, certified by the Secretary of State of its state of organization;

(iii) The by-laws (or other organizational documents) of the Borrower, certified by its secretary;

(iv) All action taken by the Borrower, corporate or otherwise, to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party and the transactions contemplated thereby, certified by its secretary;

(v) Good standing certificates as of a recent date, with respect to the Borrower from the Secretary of State of its state of organization and each state in which it is qualified to do business; and

(vi) An incumbency certificate (with specimen signatures) with respect to the Borrower.

(f)    (i) The Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

(ii) After giving effect to the initial Loan and the issuance, if any, of the initial Letter of Credit, there shall exist no Default or Event of Default; and

(iii) The representations and warranties contained in Article 3 shall be true and correct on the Effective Date;

and the borrowing by the Borrower of the initial Loan hereunder or the issuance of the initial Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the Effective Date that the conditions set forth in this Section 4.1(f) have been satisfied.

(g) The Existing Loan Agreement shall have been terminated (except as to any provisions thereof that survive such termination) and all amounts owing thereunder, if any, shall have been paid in full.

(h) The Borrower shall have delivered to the Administrative Agent such reasonable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent reasonably requested by the Administrative Agent or any Lender.

(i) All legal matters incident to the initial Loans and if issued, the initial Letter of Credit, shall be satisfactory to counsel to the Administrative Agent.

Section 4.2 Conditions to Subsequent Loans and Letters of Credit.

The obligation of each Lender to make a Loan, and of the LC Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following additional conditions:

(a) The Borrower shall have delivered to the Administrative Agent (and the LC Issuer, if applicable) a Borrowing Notice in accordance with Section 2.2 or a Letter of Credit Application in accordance with Section 2.24, as applicable.

(b) The Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

(i) At the time of and immediately after giving effect to such requested Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, there shall exist no Default or Event of Default; and

(ii) The representations and warranties contained in Article 3 shall be true and correct on and as of such date as if made on and as of such date (provided (A) Section 3.6 shall relate only to claims in excess of $5,000,000 as of such date and (B) for purposes of this Section 4.2, the representations and warranties contained in Section 3.9(a), other than the penultimate sentence thereof, shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.1 and 5.2);

Each borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the matters specified in this Section 4.2(b) have been satisfied.

(c) All legal matters incident to such Loan or Letter of Credit, as applicable, shall be satisfactory to counsel for the Administrative Agent.

Article 5. Delivery of Financial Reports, Documents and Other Information.

Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Credit Exposure shall have been extinguished or reimbursed, the Borrower shall deliver to each Lender:

Section 5.1 Annual Financial Statements.

Annually, as soon as available, but in any event within 90 days after the last day of each of its fiscal years, a consolidated balance sheet of the Borrower and its Subsidiaries as at such last day of the fiscal year, and consolidated statements of income and retained earnings and statements of cash flow, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Administrative Agent as fairly presenting the financial position and results of operations of the Borrower and its Subsidiaries as at and for the year ending on its date and as having been prepared in accordance with GAAP; provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this Section 5.1 by furnishing to the Lenders a copy of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made.

Section 5.2 Quarterly Financial Statements.

As soon as available, but in any event within 45 days after the end of each of the Borrower’s fiscal quarters, a consolidated balance sheet of the Borrower and the Subsidiaries as of the last day of such quarter and consolidated statements of income and retained earnings and statements of cash flow, for such quarter, and on a comparative basis figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the chief financial officer of the Borrower as accurately presenting the financial position and the results of operations of the Borrower and its Subsidiaries as at its date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this Section 5.2 by furnishing to the Lenders a copy of its quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided the Borrower is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made.

Section 5.3 Compliance Information.

Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as any Lender may reasonably request from time to time.

Section 5.4 Compliance Certificate.

At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2, a certificate of the chief executive officer or chief financial officer of the Borrower to the effect that no Default or Event of Default and that no default under any other agreement to which the Borrower is a party or by which it is bound, or by which, to the best knowledge of the Borrower, any of its properties or assets, taken as a whole, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.9, 7.1(f), 7.8(d), and 7.14 in the form annexed hereto as Exhibit C.

Section 5.5 Business Plan and Projections.

Not later than January 31st in each year, copies of the Borrower’s business plan and financial projections for the upcoming three (3) fiscal years (together with a copy in writing of the assumptions on which such business plan and projections were based), each certified by the Borrower’s chief financial officer and illustrating the projected income statements, balance sheets and statements of changes in cash flow on a consolidated basis.

Section 5.6 Portfolio Information.

(a) As soon as available but in any event not less than 45 days after the end of each fiscal quarter of the Borrower, (i) a copy of the quarterly “HCN Supplemental Information” posted on the Borrower’s website (which includes financial information relating to the Borrower’s portfolio), or (ii) if such “HCN Supplemental Information” is not available, a report, with respect to the quarterly period immediately prior to the fiscal quarter for which such report is submitted, containing financial information with respect to the Borrower’s portfolio in a form substantially similar to that set forth in the most recently posted “HCN Supplemental Information”.

(b) Such other information regarding the financial condition of the Operators as the Administrative Agent may from time to time reasonably request, subject to each of their agreement that all such information shall be and remain confidential and none of such information may be distributed to any other Person without the Borrower’s prior consent.

Section 5.7 Accountants’ Reports.

Promptly upon receipt thereof, copies of all material reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower or its Subsidiaries made by such accountants which material reports are a necessary part of such annual or interim audit.

Section 5.8 Copies of Documents.

Promptly upon their becoming available, copies of any: (i) financial statements, non-routine reports and notices (other than routine correspondence), any of which are of a material nature, requests for waivers and proxy statements, in each case, delivered by the Borrower or any of its Subsidiaries to any of their respective existing lending institutions or creditors; (ii) correspondence or notices received by the Borrower from any federal, state or local governmental authority that regulates the operations of the Borrower or any of its Subsidiaries, relating to an actual or threatened change or development that would be materially adverse to the Borrower or any Subsidiary; (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (iv) at the request of the Administrative Agent, any appraisals received by the Borrower or any of its Subsidiaries with respect to the properties or assets of the Borrower or its Subsidiaries during the term of this Agreement.

Section 5.9 Notices of Defaults.

Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a Material Adverse Effect.

Section 5.10 ERISA Notices and Requests.

(a) Concurrently with such filing, a copy of each Form 5500 that is filed with respect to each Plan with the IRS; and

(b) Promptly, upon their becoming available, copies of: (i) all correspondence with the PBGC, the Secretary of Labor or any representative of the Internal Revenue Service with respect to any Plan, relating to an actual or threatened change or development that would be materially adverse to the Borrower; (ii) all actuarial valuations received by the Borrower with respect to any Plan; and (iii) any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings.

Section 5.11 Additional Information.

Such other material additional information regarding the business, affairs and condition of the Borrower as the Administrative Agent may from time to time request, including, without limitation, as soon as available but in any event not less than 45 days after the end of each fiscal quarter of the Borrower, schedules, in form and substance satisfactory to the Administrative Agent, with respect to the Borrower on a consolidated basis, of recorded liabilities, unfunded commitments, contingent liabilities, any off balance sheet financings including synthetic lease transactions and sale-leaseback arrangements and other similar material items, in each case, covering such quarter.

Article 6. Affirmative Covenants.

Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Credit Exposure shall have been extinguished or reimbursed, the Borrower shall, and if applicable shall cause the Subsidiaries to:

Section 6.1 Books and Records.

Keep proper books of record and account in a manner reasonably satisfactory to the Administrative Agent in which full and true entries shall be made of all dealings or transactions in relation to its business and activities.

Section 6.2 Inspections and Audits.

Permit the Administrative Agent to make or cause to be made (prior to an Event of Default, at the Lenders’ expense and after the occurrence of and during the continuance of an Event of Default, at the Borrower’s expense), inspections and audits of any books, records and papers of the Borrower or any Subsidiary and to make extracts therefrom and copies thereof, or to make appraisals, inspections and examinations of any properties and facilities of the Borrower or any Subsidiary, on reasonable notice, at all such reasonable times and as often as any Lender may reasonably require, in order to assure that the Borrower is and will be in compliance with its obligations under the Loan Documents or to evaluate the investment in the then Aggregate Exposures. Notwithstanding the foregoing, the Borrower agrees that the Administrative Agent shall be permitted to conduct or cause to be conducted an annual field audit at the Borrower’s expense.

Section 6.3 Maintenance and Repairs.

Cause to be maintained in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by the Borrower or any Subsidiary and used in or necessary for the operation of its businesses, and make or cause to be made all reasonable repairs, replacements, additions and improvements thereto.

Section 6.4 Continuance of Business.

Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect the corporate existence of the Borrower or any Subsidiary and all permits, rights and privileges necessary for the proper conduct of its business, and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

Section 6.5 Copies of Corporate Documents.

Subject to the prohibitions set forth in Section 7.6, promptly deliver to the Administrative Agent copies of any amendments or modifications to the certificate of incorporation (or other applicable organizational documents) and by-laws of the Borrower or any Subsidiary, certified with respect to the certificate of incorporation (or other organizational documents) by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation.

Section 6.6 Perform Obligations.

Pay and discharge all of the obligations and liabilities of the Borrower or any Subsidiary, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Borrower or any Subsidiary, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 6.7 Notice of Litigation.

Promptly notify the Administrative Agent (which shall promptly notify each of the Lenders) in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of $2,500,000, affecting the Borrower or any Subsidiary whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

Section 6.8 Insurance.

(a) (i) Maintain or cause to be maintained with responsible insurance companies reasonably acceptable to the Administrative Agent such insurance on the properties of the Borrower or any Subsidiary, in such amounts and against such risks as is customarily maintained by similar businesses and cause each Operator to do so; (ii) file with the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (iii) within 10 days after notice in writing from the Administrative Agent, obtain such additional insurance as the Administrative Agent may reasonably request; and

(b) Carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.

Section 6.9 Financial Covenants.

Have or maintain, with respect to the Borrower, on a consolidated basis, as at the last day of each fiscal quarter of the Borrower:

(a) a ratio of Funded Indebtedness to the sum of (x) Tangible Net Worth, plus (y) Funded Indebtedness (the “Leverage Ratio”) of not more than 0.60:1.00; provided, however, from and after the consummation of a Significant Acquisition, so long as no Default or Event of Default shall then exist or would exist after giving effect to such Significant Acquisition, the Leverage Ratio may be increased to not more than 0.65:1.00 for the full fiscal quarter in which such Significant Acquisition is consummated and the two consecutive full fiscal quarters immediately succeeding such fiscal quarter.

(b) Tangible Net Worth of not less than $5,500,000,000.

(c) a Fixed Charge Coverage of not less than 150%.

(d) a ratio of unsecured Indebtedness to Unencumbered Assets of not more than 0.60 to 1.00; provided, however, from and after the consummation of a Significant Acquisition, so long as no Default or Event of Default shall then exist or would exist after giving effect to such Significant Acquisition, such ratio may be increased to not more than 0.65:1.00 for the full fiscal quarter in which such Significant Acquisition is consummated and the two consecutive full fiscal quarters immediately succeeding such fiscal quarter.

Section 6.10 Notice of Certain Events.

(a) Promptly notify the Administrative Agent in writing of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Borrower or the applicable ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

(b) Promptly notify the Administrative Agent in writing if the Borrower or an ERISA Affiliate receives an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, together with a statement of the action that the Borrower or such ERISA Affiliate intends to take with respect thereto.

(c) Promptly notify the Administrative Agent in writing if the Borrower receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against the Borrower alleging violations of any

Environmental Law and Regulation, or (ii) any notice from any governmental body or any other Person alleging that the Borrower is or may be subject to any Environmental Liability; and promptly upon receipt thereof, provide the Administrative Agent with a copy of such notice together with a statement of the action the Borrower intends to take with respect thereto.

Section 6.11 Comply with ERISA.

Comply with all applicable provisions of ERISA and the Code now or hereafter in effect, the failure to comply with which would cause a Material Adverse Effect.

Section 6.12 Environmental Compliance.

Operate or cause to be operated all property owned, operated or leased by the Borrower and the Subsidiaries in compliance with all Environmental Laws and Regulations, such that no Environmental Liability arises under any Environmental Laws and Regulations, which would result in a Lien on any property of any of them.

Section 6.13	Maintenance of REIT Status;
Listing on National Securities Exchange.

Maintain its REIT Status and continue to list the common stock of the Borrower for trading on a U.S. national securities exchange.

Article 7. Negative Covenants.

Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Credit Exposure shall have been extinguished or reimbursed, the Borrower shall not and shall not permit any of its Subsidiaries to do, agree to do, or permit to be done, any of the following:

Section 7.1 Indebtedness.

Create, incur, permit to exist or have outstanding any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than 90 days past due from the original due date thereof (unless the failure to satisfy such obligations is pursuant to a good faith contest by appropriate dispute or other proceedings as set forth in Section 6.6), and non-interest bearing deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

(c) Indebtedness secured by the security interests referred to in Section 7.2(b);

(d) Intentionally Omitted;

(e) Unsecured Indebtedness;

(f) In addition to the Indebtedness otherwise permitted under this Section 7.1, Indebtedness secured by Liens provided that (x) no Default or Event of Default then exists, and (y) immediately after giving effect to the incurrence of such Indebtedness, (i) no Default or Event of Default will occur, and (ii) the total outstanding amount of such Indebtedness of the Borrower, on a consolidated basis, plus the total outstanding amount of Indebtedness permitted under Section 7.1(c), does not exceed 30% of Consolidated Total Assets as of any date of determination thereof; and

(g) As set forth on Schedule 7.1 hereto.

Section 7.2 Liens.

Create, or assume or permit to exist, any Lien on any of the properties or assets of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a) Permitted Liens;

(b) Purchase money Liens on property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the aggregate amount of all such Indebtedness on a consolidated basis for the Borrower and its Subsidiaries shall not at any time exceed $1,000,000.00;

(c) Liens securing Indebtedness created after the Effective Date and permitted under Section 7.1(f); and

(d) As set forth on Schedule 7.2 hereto.

Section 7.3 Intentionally Omitted.

Section 7.4 Mergers, Acquisitions.

Merge or consolidate with any Person, or acquire all or substantially all of the assets or any of the capital stock or other equity interests of any Person, unless (a) immediately after giving effect thereto, the Borrower is the surviving entity or the merger or consolidation is a Merger with No Actual Change in Control, (b) no Default or Event of Default exists or will occur after giving effect thereto, and (c) the approval of the stockholders of the Borrower is not required under Section 312.03(c) of the New York Stock Exchange’s Listed Company Manual or any successor provision of such manual.

Section 7.5 Distributions.

Declare or pay any dividends or make any distribution of any kind on the Borrower’s outstanding stock, or set aside any sum for any such purpose, except that:

(a) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock;

(b) the Borrower may declare and pay cash dividends if, and only if at the time of such payment and after giving effect thereto, no Event of Default shall exist hereunder; and

(c) if a Default or an Event of Default exists or will occur as a result of the dividend payment, the Borrower may declare and pay dividends to the minimum extent necessary (taking into account any dividends or distributions otherwise made including under Section 7.5(b)) to generate the minimum deduction for dividends paid during each year that would be required to satisfy Section 857(a)(1) of the Code.

Section 7.6 Changes in Structure.

Amend, supplement or modify the certificate of incorporation or by-laws (or other applicable organizational documents) of the Borrower or any Subsidiary in a manner which would be reasonably likely to cause a Material Adverse Effect.

Section 7.7 Disposition of Assets.

Make any Disposition of Property, or enter into any agreement to do so, unless at the time of the Disposition and after giving effect thereto, no Default or Event of Default exists.

Section 7.8 Investments.

Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of the Borrower or any of its Subsidiaries, except:

(a) Investments in:

(i) direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(ii) commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(iii) certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $500,000,000 which have a maturity of one year or less;

(iv) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (i) above entered into with any bank meeting the qualifications specified in subsection (iii) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and

(v) money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (i), (ii), (iii), and (iv).

(b) Investments by the Borrower in any Subsidiary, and by any Subsidiary in the Borrower or another Subsidiary.

(c) The acquisition by the Borrower and its Subsidiaries, on a consolidated basis, of Facilities and Mortgages and any real estate, whether developed or undeveloped, that the Borrower intends to principally use for a Facility, and subject to Section 7.8(d), Investments in Operators in the ordinary course of business.

(d) Investments not otherwise permitted by this Agreement in any Person provided that the aggregate Cash portion of all such Investments does not exceed an amount equal to 25% of Consolidated Total Assets as at any date of determination thereof, prior to giving effect to any such Investment.

For purposes of Section 7.8(a)-(d) and Section 7.12, “Investments” shall mean, by any Person:

(i) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

(ii) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

Section 7.9 Fiscal Year.

Change its fiscal year.

Section 7.10 ERISA Obligations.

Permit the establishment of any Employee Benefit Plan or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Loan Party or increase the obligation for post-retirement welfare benefits of any Loan Party which liability or increase, individually or together with all similar liabilities and increases, has a Material Adverse Effect.

Section 7.11 Intentionally Omitted.

Section 7.12 Transactions with Affiliates.

Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) payments on Investments expressly permitted by Section 7.8 may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of the Borrower or any Subsidiary and receive reasonable compensation for his services in such capacity, and (iii) the Borrower or any Subsidiary may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower or a Subsidiary as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 7.13 Hazardous Material.

Cause or permit: (i) any Hazardous Material to be placed, held, located or disposed of on, under or at any Facility or any part thereof, except for such Hazardous Materials that are necessary for the Borrower’s or any Subsidiary’s or any Operator’s operation of its business thereon and which shall be used, stored, treated and disposed of in compliance with all applicable Environmental Laws and Regulations or (ii) such Facility or any part thereof to be used as a collection, storage, treatment or disposal site for any Hazardous Material. The Borrower and each Subsidiary acknowledges and agrees that the Administrative Agent and the Lenders shall have no liability or responsibility for either:

(i) damage, loss or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such Facility; or

(ii) abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at any Facility or used by or in connection with the Borrower’s or any Subsidiary’s or any Operator’s business.

Section 7.14 Construction Investments.

Permit the outstanding principal amount, accrued interest on and related fees in connection with its Construction Investments to exceed an amount equal to 35% of Consolidated Total Assets; provided, the Borrower shall not make a Construction Investment for a Facility unless (i) there is included in the terms thereof an agreement for the conversion of the Borrower’s interests in such Facility upon the completion thereof into full ownership or a mortgage interest, and (ii) if a mortgage interest, the Borrower shall retain a first Lien on such Facility.

Article 8. Events of Default.

If any one or more of the following events (“Events of Default”) shall occur and be continuing, the Revolving Credit Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Loans outstanding and all other Obligations and Indebtedness of the Borrower to the Lenders and the Administrative Agent arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Borrower by the Administrative Agent (except that in the case of the occurrence of any Event of Default described in Section 8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Borrower:

Section 8.1 Payments.

Failure by the Borrower to make any payment or mandatory prepayment of principal of or interest on any Loan or any reimbursement obligation in respect of any Letter of Credit or to make any payment of any Fee, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

Section 8.2 Certain Covenants.

Failure by the Borrower to perform or observe any of the agreements of the Borrower contained in Section 5.9, Section 6.9 or Article 7; or

Section 8.3 Other Covenants.

Failure by the Borrower to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, which shall remain unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent; or

Section 8.4 Other Defaults.

(a) the Borrower or any Subsidiary shall fail (after giving effect to any notice or grace periods) to make any payment when due (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness; or

(b) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or redemption date; or

Section 8.5 Representations and Warranties.

Any representation or warranty made in writing or deemed made (pursuant to Section 4.2(b)) to the Lenders or the Administrative Agent in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made, deemed made or delivered; or

Section 8.6 Bankruptcy.

(a) The Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the Borrower shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of 60 days or more; or any order for relief shall be entered in any such proceeding; or the Borrower by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or

(b) The Borrower shall generally not pay its debts as such debts become due; or

(c) The Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within 30 days from the date thereof; or

Section 8.7 Judgments.

Any judgment against the Borrower or any Subsidiary or any attachment, levy or execution against any of its properties for any amount in excess of $10,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days or more; or

Section 8.8 ERISA.

(a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could result in, a “material accumulated funding deficiency” under Section 412 of the Code; or

(b) Failure by the Borrower or any Subsidiary to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it; or

Section 8.9 Material Adverse Effect.

There shall occur a Material Adverse Effect; or

Section 8.10 Ownership.

(i) Any Person, or a group of related Persons, shall acquire, except in the case of a Merger with No Actual Change in Control, (A) beneficial ownership in excess of 25% of the outstanding stock of the Borrower or other voting interest having ordinary voting powers to elect a majority of the directors, managers or trustees of the Borrower (irrespective of whether at such time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (B) all or substantially all of the Investments of the Borrower, or (ii) a majority of the Board of Directors of the Borrower, at any time, shall be composed of Persons other than (A) Persons who were members of the Board of Directors on the date of this Agreement, or (B) Persons who subsequently become members of the Board of Directors and who either (1) are appointed or recommended for election with the affirmative vote of a majority of the directors in office as of the date of this Agreement, or (2) are appointed or recommended for election with the affirmative vote of a majority of the Board of Directors of the Borrower then in office; or

Section 8.11 REIT Status, Etc.

The Borrower shall at any time fail to maintain its REIT Status, or the Borrower or any Subsidiary shall lose, through suspension, termination, impoundment, revocation, failure to renew or otherwise, any material license or permit; or

Section 8.12 Environmental.

The Borrower or any Subsidiary or any of their respective Facilities shall become subject to one or more Liens for costs or damages in excess of $1,000,000 individually or in the aggregate under any Environmental Laws and Regulations, such Liens shall remain in place for 30 days after the creation thereof and such Liens are reasonably likely to cause a Material Adverse Effect; or

Section 8.13 Default by Operator.

Thirty (30) days after the acceleration by the Borrower or any Subsidiary of the obligations of an Operator as a result of any default in the payment of amounts which are due and owing under any lease, note, mortgage or related security documents in connection with any Facility of such Operator (such Facility, herein referred to as the “Defaulted Facility”), in the event the Lease Rental Expense and/or Mortgage Expense arising from the Defaulted Facility accounts for 20% or more of the aggregate amount of all Lease Rental Expense and/or Mortgage Expense owing to the Borrower and the Subsidiaries from all Operators during the immediately preceding four calendar quarters.

Article 9. The Administrative Agent.

Section 9.1 Appointment, Powers and Immunities.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender. The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectability of the Loans or for any failure by the Borrower to perform any of its obligations hereunder or under the other Loan Documents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

Section 9.2 Reliance by Agent.

The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or the other Loan Documents in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.3 Events of Default.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or the

Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment). The Administrative Agent shall (subject to Section 9.7) take such action with respect to such Default or Event of Default as shall be directed in writing by the Required Lenders (or all of the Lenders, if required by the terms of this Agreement).

Section 9.4 Rights as a Lender.

With respect to its Revolving Credit Commitment and the Loans made by it, the Person serving as the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Person serving as the Administrative Agent in its individual capacity. The Person serving as the Administrative Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower or its Affiliates, as if it were not acting as the Administrative Agent, and the Person serving as the Administrative Agent may accept fees and other consideration from the Borrower or its Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

Section 9.5 Indemnification.

The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Borrower under Sections 10.1 and 10.2), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Sections 10.1 and 10.2, but excluding normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

Section 9.6 Non-Reliance on Agent and other Lenders.

Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative

Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower, that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 9.7 Failure to Act.

Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense (other than any liability or expense that results from its gross negligence or willful misconduct) that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.8 Resignation or Removal of Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to the Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by the Required Lenders subject to the approval (not to be unreasonably withheld or delayed) of the Borrower (unless an Event of Default has occurred and is continuing). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, after consultation with the Borrower, appoint a successor Administrative Agent which shall be a bank with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.9 Sharing of Payments.

(a) Prior to any acceleration by the Administrative Agent and the Lenders of the Obligations:

(i) in the event that any Lender shall obtain payment in respect of a Revolving Credit Loan, or interest thereon, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against the Borrower or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the corresponding Revolving Credit Loan held by it, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Revolving Credit Loans as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender; and

(ii) in the event that any Lender shall obtain payment in respect of any Bid Loan or Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against the Borrower or otherwise, such Lender shall (subject to Section 2.16(a) with respect to Bid Loans made as part of the same Bid Loan Borrowing of other Lenders) be permitted to retain the full amount of such payment and shall not be required to share such payment with any other Lender.

(b)    (i) Upon or following any acceleration by the Administrative Agent and the Lenders of the Obligations, in the event that any Lender shall obtain payment in respect of a Revolving Credit Loan, or interest thereon or Fees, or in respect of an Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against the Borrower or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the aggregate amount of the corresponding Revolving Credit Loan held by such Lender and any Interest Rate Contract to which such Lender is a party, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loans as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender. For the purposes of this Section 9.9(b), payments on Revolving Credit Loans received by each Lender shall be in the same proportion as the proportion of: (A) the sum of: (x) the Revolving Exposure of such Lender, plus (y) the Obligations owing to such Lender in respect of Interest Rate Contracts to which such Lender is party, if any, to (B) the sum of: (x) the Total Revolving Exposure, plus (y) the Obligations owing to all of the Lenders in respect of all Interest Rate Contracts to which any Lender is a party; provided, however, that, with respect to Sections 9.9(a)(i) and (b), if all or any portion of such excess payment or benefits is thereafter recovered from the Lender that received the proportionate overpayment, such purchase of Revolving Credit Loans or payment of benefits, as the case may be, shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(ii) Upon or following any acceleration by the Administrative Agent and the Lenders of the Obligations in the event that any Lender shall obtain payment in respect of any Bid Loan, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against the Borrower or otherwise, such Lender shall (subject to Section 2.16(a) with respect to Bid Loans made as part of the same Bid Loan Borrowing of other Lenders) be permitted to retain the full amount of such payment and shall not be required to share such payment with any other Lender.

Section 9.10 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Article 10. Miscellaneous Provisions.

Section 10.1 Fees and Expenses; Indemnity.

(a) The Borrower will promptly pay all costs of the Administrative Agent in preparing the Loan Documents and all costs and expenses of the issue of the Notes and of the Borrower’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with and the reasonable fees and expenses and disbursements of counsel to the Administrative Agent in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Lenders and the Administrative Agent, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any of the Lenders or the Administrative Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (other than a claim or action resulting from the gross negligence, willful misconduct, or intentional violation of law by the Administrative Agent and or the Lenders).

(b) In addition, the Borrower will promptly pay all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by each Lender in connection with its enforcement of the payment of the Notes held by it or any other sum due it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder. In addition to the foregoing, the Borrower shall indemnify each Lender and the Administrative Agent and each of their respective Related Parties against, and hold each of them harmless from, any losses, liabilities, damages, penalties, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans (other than as a result of the gross negligence, willful misconduct or intentional violation of law by the party seeking indemnification), including, without limitation, losses, liabilities, damages, penalties, claims, costs and expenses suffered or incurred by any Lender or the Administrative Agent or any of their respective Related Parties arising out of or related to any Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise against the Administrative Agent, the Lenders or any of their Related Parties, that is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material fact of the Borrower and its affiliates in any document or schedule filed with the Securities and Exchange Commission or any other Governmental Authority; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omission or alleged acts, practices or omissions of the Borrower or its agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions that are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any such proposed acquisition for any reason whatsoever. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Administrative Agent and the Lenders hereunder, at common law or otherwise. The provisions of this Section 10.1 shall survive the payment of the Obligations and the termination of this Agreement.

Section 10.2 Taxes.

If, under any law in effect on the date of the extension of any credit hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any federal, state or local tax is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower will pay any such tax and all interest and penalties, if any, and will indemnify the Lenders and the Administrative Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Lender or any other holder of a Note, such Lender, or such other holder, as the case may be, may notify the Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 10.2 shall survive payment of the Obligations and the termination of this Agreement.

Section 10.3 Payments.

As set forth in Article 2, all payments by the Borrower on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Administrative Agent at the Principal Office (or, in the case of payments made pursuant to Section 2.18, as specified by the applicable Lender) in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 11:00 a.m., Cleveland, Ohio time, on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (without regard to withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Lender payable by such Lender with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes). Upon payment in full of any Note, the Lender holding such Note shall mark the Note “Paid” and return it to the Borrower.

Section 10.4 Survival of Agreements and Representations; Construction.

All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

Section 10.5 Lien on and Set-off of Deposits.

As security for the due payment and performance of all the Obligations, the Borrower hereby grants to the Administrative Agent for the ratable benefit of the Lenders a Lien on any and all deposits or other sums at any time credited by or due from the Administrative Agent or any Lender to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to any Lender or the Administrative Agent from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by any Lender or the Administrative Agent against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral.

Section 10.6 Modifications, Consents and Waivers; Entire Agreement.

No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions hereof or thereof, shall in any event be effective unless it shall be in writing and signed by the Administrative Agent and each Lender except that: (i) any modification or amendment of, or waiver or consent with respect to, Article 4 shall be required to be signed only by the Administrative Agent and the Required Lenders, and (ii) any modification or amendment of, or waiver or consent with respect to, Articles 1 (other than the definition of “Required Lenders” or any other defined term which is used in the application of any of the provisions of Article 2), 5, 6, 7, 8 (other than Section 8.1 and Section 8.4) and 10 (other than this Section 10.6 and Section 10.12) may be signed only by the Administrative Agent and the Required Lenders; provided, however, that notwithstanding anything herein to the contrary and for the avoidance of doubt, no such modification, amendment or waiver, or consent to any departure by the Borrower, may be made which shall (A) extend the expiration date or increase the amount of the Revolving Commitment of any Lender without the written consent of such Lender, (B) postpone any date fixed by this Agreement for any payment or mandatory prepayment of principal, interest, fees or other amounts due any Lender hereunder without the written consent of each Lender adversely affected thereby, (C) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (other than the Agency Fee) any fees or other amounts payable hereunder without the written consent of each Lender adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to (1) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, and (2) waive any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate, (D) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby or (E) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained herein, no modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event amend, modify or otherwise affect the rights or duties of the Administrative Agent, the LC Issuer or the Swing Line Lenders hereunder without the prior written consent of the Administrative Agent, the LC Issuer or the Swing Line Lenders, as the case may be. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Lenders, the Administrative Agent, the Swing Line Lenders, the LC Issuer and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.7 Remedies Cumulative; Counterclaims.

Each and every right granted to the Administrative Agent and the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Lender or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that the Borrower may have against any Lender or the Administrative Agent and without regard to any other obligation of any nature whatsoever that any Lender or the Administrative Agent may have to the Borrower, and no such counterclaim or offset shall be asserted by the Borrower (unless such counter-claim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Lender or the Administrative Agent for payment or performance of the Obligations.

Section 10.8 Further Assurances.

At any time and from time to time, upon the request of the Administrative Agent, the Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

Section 10.9 Notices.

All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 which may be sent by ordinary first-class mail) or facsimile, addressed as follows:

(a)	If to the Borrower:

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615-4040

Attention: Mr. George L. Chapman

                 Chairman of the Board and

                 Chief Executive Officer

Facsimile No: (419) 247-2826

with a copy to:

Shumaker, Loop & Kendrick, LLP

North Courthouse Square

1000 Jackson Street

Toledo, Ohio 43604-5573

Attention: Mary Ellen Pisanelli, Esq.

Facsimile No.: (419) 241-6894

(b)	If to any Lender:

To its address set forth below its

name on the signature pages hereof,

with a copy to the Administrative Agent; and

(c)	If to the Administrative Agent:

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Laura Conway

                 Vice President

Facsimile No.: (216) 689-5970

with a copy (other than in the case

of Borrowing Notices and reports

and other documents delivered in

compliance with Article 5) to:

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

Attention: Richard S. Talesnick, Esq.

Facsimile No.: (212) 238-3100

Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its facsimile number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any party hereto may change the Person, address or facsimile number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 10.10 Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.11 Severability.

The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.12 Binding Effect; No Assignment or Delegation by Borrower.

This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and to the benefit of the Lenders and the Administrative Agent and their respective successors and assigns. The rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of the Administrative Agent and the Lenders, and any purported assignment or delegation without such consent shall be void.

Section 10.13 Assignments and Participations by Lenders.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans (including participations in LC Exposures and in Swing Line Loans) owing to it, and the Revolving Credit Note(s), if any, held by it); provided, however, that: (i) (A) the Borrower and the Administrative Agent must give prior written consent to such assignment (unless such assignment is to an Affiliate of such Lender or to another Lender), which consent shall not be unreasonably withheld, (B) the LC Issuer must give prior written consent to any assignment of a Revolving Credit Commitment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), which consent shall not be unreasonably withheld, and (C) the Swing Line Lenders must give prior written consent to any assignment in respect of Revolving Credit Loans and Revolving Credit Commitments, which consent shall not be unreasonably withheld, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing fee of $3,500.00, (iii) each partial assignment shall be of a constant, and not a varying, percentage of all of the assigning Lenders’ rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of Bid Loans or any Swing Line Lender’s rights and obligations in respect of Swing Line Loans, (iv) the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, and (v) each such assignment shall be to an Eligible Assignee and no such assignment shall be to a Defaulting Lender or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof: (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), except that an assigning Lender shall retain the benefit of Sections 2.18, 10.1 and 10.2 for the period prior to the effective date of such Assignment and Assumption. Notwithstanding anything to the contrary in clause (a)(i) above, (1) no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing, and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof from the Administrative Agent.

(b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with each Note, if any, subject to such assignment, the Administrative Agent shall: (i) accept such Assignment and Assumption, and (ii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such Eligible Assignee, execute and deliver to the Administrative Agent in exchange for each surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment (or Swing Line Commitment or Bid Loan, as applicable) assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender (if requested) in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit B hereto.

(d)    (i) Each Lender may, without the prior consent of the Administrative Agent, the other Lenders or the Borrower, sell participations to one or more Persons (other than a natural person, a Defaulting Lender or a Person who, if it were to become a Lender hereunder, would constitute a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Loans owing to it, and the Note held by it); provided, however, that: (A) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would change the amount, interest rate or maturity of the Revolving Credit Loans or any other matter that requires unanimous consent of all of the Lenders. Subject to subsection (iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.14 as though it were a Lender.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(f) Anything in this Section 10.13 to the contrary notwithstanding, any Lender may at any time pledge and assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, if at any time a Lender acting as LC Issuer or a Swing Line Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (a) above, such Lender may, as applicable, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as a Swing Line Lender. In the event of any such resignation as LC Issuer or a Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as LC Issuer or a Swing Line Lender, as the case may be. If a Lender resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.24(c)). If a Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swing Line Loans pursuant to Section 2.23(d). Upon the acceptance by a successor LC Issuer and/or Swing Line Lender, as the case may be, of its appointment as a successor LC Issuer and/or Swing Line Lender, as applicable, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (2) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning LC Issuer to effectively assume the obligations of the resigning LC Issuer with respect to such Letters of Credit, whereupon such substitute letters of credit or other arrangements shall be deemed to be, and the Letters of Credit issued by the retiring L/C Issuer shall cease to be, Letters of Credit hereunder.

Section 10.14 Delivery of Tax Forms.

(a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Administrative Agent, prior to the receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-U.S. Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Non-U.S. Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-U.S. Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Administrative Agent that such Non-U.S. Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Non-U.S. Lender shall (i) upon the written request of the Administrative Agent promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under the then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Non-U.S. Lender by the Borrower pursuant to this Agreement and (ii) promptly notify the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction. Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a participation by such Lender), shall deliver to the Administrative Agent on the date when such Non-U.S. Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any sums payable to such Lender. The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under this Section 10.14(a)(i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.14(a) or (ii) if such Lender shall have failed to satisfy the provisions of this Section 10.14(a) on the date such Lender became a Lender or ceases to act for its own account with respect to any payment under any of the Loan Documents. Nothing in this Section 10.14(a) shall relieve the Borrower of its obligation to pay any amounts otherwise due pursuant to this Section 10.14 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate. The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.14(a).

(b) If a payment made to any Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 10.15	GOVERNING LAW; CONSENT TO
JURISDICTION; WAIVER OF TRIAL BY JURY.

(a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

(b) THE BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 10.9. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE

GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS SECTION 10.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION OR THE RIGHT, IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING WHATSOEVER, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 10.16 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (h) to any prospective assignee or participant in connection with any contemplated transfer pursuant to Section 10.13 or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such prospective assignee, participant or counterparty shall have been made aware of this Section 10.16 and shall have agreed to be bound by its provisions as if it were a party to this Agreement. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17 USA Patriot Act Notice; Anti-Money Laundering.

(a) Each of the Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow Administrative Agent and such Lender to identify Borrower and its Subsidiaries in accordance with the USA Patriot Act.

(b) The Borrower shall ensure that (i) no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”) or the Department of the Treasury or included in any Executive Orders of the President of the United States of America (“Executive Orders”), that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) the proceeds of the Loans shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, the Borrower shall comply, and cause its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

(c) The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(d) The Borrower confirms that it is the beneficiary (within the meaning of the German Act on the Improvement of the Suppression of Money Laundering and Combating the Financing of Terrorism of August 8, 2002 (Gesetz über das Aufspiiren von Gewinnen aus schweren Straftaten (Geldwaschegesetz)) for the credit made available to it under this Agreement. It will promptly inform the Administrative Agent (by written notice) if it is not, or ceases to be, the beneficiary and will then set down in writing the name and the address of the beneficiary.

Section 10.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transactions, (A) the Administrative Agent, each Joint Lead Arranger and each

Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, and (B) none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and the Mandate Letter, dated as of June 9, 2011; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty, arising on or before the date of the Mandate Letter referred to above, in connection with any aspect of any transactions contemplated hereby.

Section 10.19 Amendment and Restatement.

On the Effective Date, the Existing Loan Agreement is hereby amended and restated, and superseded in its entirety, by and as set forth in this Agreement. The parties hereto acknowledge that:

(a) certain of the Lenders made revolving loans to the Borrower and certain of its subsidiaries pursuant to the Existing Loan Agreement which loans are evidenced by certain Revolving Credit Notes, each dated August 6, 2007, executed by such borrowers and payable to such Lenders (collectively, the “Original Revolving Credit Notes”);

(b) from and after the date hereof, all revolving credit loans heretofore made by any of the Lenders under the Existing Loan Agreement and all Revolving Credit Loans made pursuant to this Agreement shall be evidenced only by the Revolving Credit Notes and shall be governed and controlled by the terms and conditions of this Agreement;

(c) the Revolving Credit Notes, to the extent necessary, amend and restate the Original Revolving Credit Notes; and

(d) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, including, without limitation, the Revolving Credit Notes, (i) are not a novation, or given as payment or satisfaction, of the Existing Loan Agreement or any Original Revolving Credit Note and (ii) do not constitute a reborrowing or termination of the “Obligations” (as defined in the Existing Loan Agreement) under the Existing Loan Agreement as in effect prior to the Effective Date and such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

HEALTH CARE REIT, INC.

By:	/s/ Michael A. Crabtree
Name:	Michael A. Crabtree
Title:	Senior Vice President and Treasurer

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as a Swing Line Lender, as the LC Issuer and as a Lender

By:	/s/ Laura Conway
	Name:	Laura Conway
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

KeyBank National Association
4900 Tiedeman Road, 4th Floor
Brooklyn, Ohio 44144

Attention:	Healthcare Servicing

Address for Notices:

KeyBank National Association
127 Public Square, MC:OH-01-27-0848
Cleveland, Ohio 44114
Attention:	Laura Conway
Facsimile:	(216) 689-5970

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

BANK OF AMERICA, N.A.

By:	/s/ Zubin Shroff
	Name:	Zubin Shroff
	Title:	Director

Lending Office for Base Rate Loans and LIBOR Loans:

Bank of America, N.A.
2001 Clayton Road
Concord, California 94520
Ref: Credit Services, Health Care REIT

Attention:	Lynne O. Famularcano

Address for Notices:

Bank of America, N.A.
100 North Tryon Street
Charlotte, North Carolina 28255
Attention:	Amie Edwards
Facsimile:	(704) 388-6002

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marc E. Costantino
	Name:	Marc E. Costantino
	Title:	Executive Director

Lending Office for Base Rate Loans and LIBOR Loans:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL, 60603

Attention:	Commercial Loan Operations

Address for Notices:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, NY 10179
Attention:	Marc E. Costantino
Facsimile:	(212) 622-8167

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ Ed Herko
	Name:	Ed Herko
	Title:	Director

Lending Office for Base Rate Loans and LIBOR Loans:

5022 Gate Parkway Suite 100
Jacksonville, FL 32256

Attention:	Lee Joyner

Address for Notices:

60 Wall Street
New York, NY 10005
Attention:	Ming K. Chu
Facsimile:	212-797-4420

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

Lending Office for Base Rate Loans and LIBOR Loans:

Barclays Capital
70 Hudson Street
Jersey City, NJ 07302

Attention: Vincent Cangiano
Phone: (201) 499-2710
Facsimile: (212) 412-7401

Address for Notices:

Barclays Capital
70 Hudson Street
Jersey City, NJ 07302
Attention:	Vincent Cangiano
Phone: (201) 499-2710
Facsimile: (212) 412-7401

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Thomas Randolph
	Name:	Thomas Randolph
	Title:	Managing Director

By:	/s/ David Christiansen
	Name:	David Christiansen
	Title:	Director

Lending Office for Base Rate Loans and LIBOR Loans:

Credit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019
Attention: Dawn Evans
Phone: (212) 590-7718
Facsimile: (917) 849-5464

Address for Notices:

Credit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

MORGAN STANLEY BANK, NA.

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Lending Office for Base Rate Loans and LIBOR Loans:

1300 Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Attention: Morgan Stanley Loan Servicing

Address for Notices:

1300 Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Attention: Morgan Stanley Loan Servicing
Facsimile: (718) 233-2140

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

UBS LOAN FINANCE LLC

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

Lending Office for Base Rate Loans and LIBOR Loans:

UBS Loan Finance LLC
677 Washington Blvd.
Stamford, CT 06901
Attention: Prateek Luhadiya

Address for Notices:

UBS Loan Finance LLC
677 Washington Blvd.
Stamford, CT 06901
Attention: Prateek Luhadiya
Facsimile: (203) 719-3888

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrea S. Chen
	Name:	Andrea S. Chen
	Title:	Director

Lending Office for Base Rate Loans and LIBOR Loans:

1700 Broadway MAC C7300-034
Denver, CO 80217
Attention: Taylor Barnette
Telephone: (303) 863-5768
Facsimile: (303) 863-2729

Address for Notices:

1700 Broadway MAC C7300-034
Denver, CO 80217
Telephone: (303) 863-5768
Facsimile: (303) 863-2729

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

FIFTH THIRD BANK

By:	/s/ Jeffrey A. Thieman
	Name:	Jeffrey A. Thieman
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

5050 Kingsley Drive
Cincinnati, OH 45227
MD: 1MOC2A
Attention: Stella Plitsyna

Address for Notices:

222 South Riverside Plaza
Chicago, IL 60606
MD: GRVR1A
Attention: Mitchell Gruesen
Facsimile: (312) 704-7368

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

COMPASS BANK, an Alabama banking corporation

By:	/s/ Chris Cain
	Name:	Chris Cain
	Title:	Senior Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

8333 Douglas Avenue
Suite 505
Dallas, TX 75225
Attention: Don Sayaseng

Address for Notices:

8080 North Central Expressway
Suite 310
Dallas, TX 75206
Attention: Chris Cain
Facsimile: (214) 706-8054

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CITIBANK, N.A.

By:	/s/ Michael Chlopak
	Name:	Michael Chlopak
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

Citibank, N.A.
1615 Brett Road Bldg III
New Castle, DE 19720
Attention: Citi Loan Operations

Address for Notices:

Citibank, N.A.
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention: John C. Rowland
Facsimile: (866)838-9234

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Meredith Majesty
Name:	Meredith Majesty
Title:	Authorized Signatory

Lending Office for Base Rate Loans and LIBOR Loans:

Royal Bank of Canada
Three World Financial Center
200 Vesey Street
New York, NY 10281
Attention: GLA Administrator
Telephone: (877) 332-7455
Facsimile: (212) 428-2372

Address for Notices:

Royal Bank of Canada
New York Branch
Three World Financial Center 200 Vesey Street
New York, NY 10281
Attention: GLA Administrator
Telephone: (212) 428-6369
Facsimile: (212) 428-2372

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

PNC BANK, NATIONAL ASSOCIATION, successor to National City Bank

By:	/s/ Kirby R. Holman
	Name:	Kirby R. Holman
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

PNC Bank
755 W. Big Beaver Road, Suite 1400
Troy, MI 48084
Attention: Gay Borden

Address for Notices:

PNC Bank
755 W. Big Beaver Road, Suite 1400
Troy, MI 48084
Attention: Gay Borden
Facsimile: (248) 729-8822

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CHARTER ONE BANK, N.A.

By:	/s/ Neran Shaya
	Name:	Neran Shaya
	Title:	Senior Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

Citizens Bank
20 Cabot Road
Medford, MA 02115
Attention: Angela Ravida

Address for Notices:

Charter One Bank, N.A.
27777 Franklin Road, Suite 1900
Southfield, MI 48034
Attention: Neran Shaya
Facsimile: (248) 228-9401

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

THE BANK OF NEW YORK MELLON

By:	/s/ Kenneth R. McDonnell
	Name:	Kenneth R. McDonnell
	Title:	Managing Director

Lending Office for Base Rate Loans and LIBOR Loans:

The Bank of New York Mellon
One Wall Street
New York, NY 10286
Attention: Kenneth R. McDonnell
Facsimile: (212) 809-9526

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

THE HUNTINGTON NATIONAL BANK

By:	/s/ Kristy Ahee
	Name:	Kristy Ahee
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

The Huntington National Bank
41 South High Street
Columbus, OH 43215
Attention: Debbie Cabungcal

Address for Notices:

The Huntingon National Bank
801 West Big Beaver Road MI9192
Troy, MI 48084
Attention: Kristy Ahee
Facsimile: (877) 201-8662

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

COMERICA BANK

By:	/s/ Kyle Rademaker
	Name:	Kyle Rademaker
	Title:	Corporate Banking Officer

Lending Office for Base Rate Loans and LIBOR Loans:

Comerica Bank
500 Woodward Avenue
Detroit, MI 48266
MC: 3266
Ref: Healthcare REIT
Attention: Laura Gigliotti

Address for Notices:

Comerica Bank
500 Woodward Avenue
Detroit, MI 48226
MC: 3266
Attention: Kyle Rademaker
Facsimile: (313) 222-3420

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Ahaz A. Armstrong
	Name:	Ahaz A. Armstrong
	Title:	Assistant Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

200 West 2nd Street
16th Floor
Winston Salem, NC 27101
Attention: Beth Cook

Address for Notices:

200 West 2nd Street
16th Floor
Winston Salem, NC 27101
Attention: Beth Cook
Facsimile: (336) 733-2740

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CITY NATIONAL BANK, a National Association

By:	/s/ Christina Pickett
	Name:	Christina Pickett
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

City National Bank
555 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: Shawn Patterson, Servicing Officer

Address for Notices:

City National Bank
555 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: Christina Pickett, Vice President
Facsimile: (213) 673-8894

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

FIRST COMMERCIAL BANK NEW YORK BRANCH, as Lender

By:	/s/ Jason Lee
	Name:	Jason Lee
	Title:	V.P. & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

First Commercial Bank New York Branch
750 3rd Avenue, 34th Floor
New York, NY 10017
Attention: Morris Hu

Address for Notices:

First Commercial Bank New York Branch
750 3rd Avenue, 34th Floor
New York, NY 10017
Attention: Morris Hu
Facsimile: (212) 599-6133

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

BOKF, NA dba Bank of Oklahoma

By:	/s/ Bershunda J. Taylor
	Name:	Bershunda J. Taylor
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

Bank of Oklahoma
1500 S. Midwest Blvd.
Midwest City, OK 73110
Attention: Sharon McLellan

Address for Notices:

Bank of Oklahoma
P.O. Box 2300
Tulsa, OK 74192
Attention: Bershunda J. Taylor
Facsimile: (918) 295-0400

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

BANK OF TAIWAN, LOS ANGELES BRANCH

By:	/s/ Chwan-Ming Ho
	Name:	Chwan-Ming Ho
	Title:	VP & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

Bank of Taiwan, Los Angeles Branch
601 S. Figueroa Street, 45th Floor, Suite 4525
Los Angeles, CA 90017
Attention: Alice Yu

Address for Notices:

Bank of Taiwan, Los Angeles Branch
601 S. Figueroa Street, 45th Floor, Suite 4525
Los Angeles, CA 90017
Attention: Alice Yu
Facsimile: (213) 629-6610

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY

By:	/s/ Henry Hsieh
	Name:	Henry Hsieh
	Title:	Assistant Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

330 Madison Avenue, 38th Floor
New York, NY 10017
Attention: Henry Hsieh

Address for Notices:

330 Madison Avenue, 38th Floor
New York, NY 10017
Attention: Henry Hsieh
Facsimile: (212) 286-1212

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

LAND BANK OF TAIWAN LOS ANGELES BRANCH

By:	/s/ Juifu Chien
	Name:	Juifu Chien
	Title:	Vice President & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

Land Bank of Taiwan Los Angeles Branch
811 Wilshire Blvd., 19th Floor
Los Angeles, CA 90017
Attention: Joseph Chiuwei
Telephone: (213) 532-3789 x 129
Facsimile: (213) 532-3766

Address for Notices:

Land Bank of Taiwan Los Angeles Branch
811 Wilshire Blvd., 19th Floor
Los Angeles, CA 90017
Attention: Tony Chen
Facsimile: (213) 532-3766

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

RAYMOND JAMES BANK, FSB

By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Vice President

Lending Office for Base Rate Loans and LIBOR Loans:

710 Carillon Parkway
St. Petersburg, FL 33716
Attention: Loan Ops/CML
Telephone: (727) 567-1815
Facsimile: (866)597-4002

Address for Notices:

710 Carillon Parkway
St. Petersburg, FL 33716
Attention: James Armstrong
Telephone: (727) 567-7919
Facsimile: (866) 205-1396

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Li Hua Huang
	Name:	Li Hua Huang
	Title:	VP & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

Taiwan Cooperative Bank, Los Angeles Branch
601 S. Figueroa Street, 35th Floor, Suite 3500
Los Angeles, CA 90017
Attention: Kevin Lu (x240)

Address for Notices:

Taiwan Cooperative Bank, Los Angeles Branch
601 S. Figueroa Street, 35th Floor, Suite 3500
Los Angeles, CA 90017
Attention: Kevin Lu (x24)
Facsimile: (213) 489-5195

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CATHAY UNITED BANK, LTD.

By:	/s/ Grace Chou
	Name:	Grace Chou
	Title:	SVP & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

725 S. Figueroa Street, Suite 4150
Los Angeles, CA 90017
Attention: Richard Chen

Address for Notices:

725 S. Figueroa Street, Suite 4150
Los Angeles, CA 90017
Attention: Clement Au
Facsimile: (213) 627-6817

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

CHANG HWA COMMERCIAL BANK, LTD. NEW YORK BRANCH

By:	/s/ Eric Y.S. Tsai
	Name:	Eric Y.S. Tsai
	Title:	Vice President & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

Chang Hwa Commercial Bank, Ltd.
New York Branch
685 Third Avenue, 29th Floor
New York, NY 10017
Attention: Laura Chen

Address for Notices:

Chang Hwa Commercial Bank, Ltd.
New York Branch
685 Third Avenue, 29th Floor
New York, NY 10017
Attention: Laura Chen
Facsimile: (212) 651-9785

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ Edward Chen
	Name:	Edward Chen
	Title:	VP & General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

17700 Castleton Street, Suite 500
City of Industry, CA 91748
Attention: Jocelyn Yang

Address for Notices:

17700 Castleton Street, Suite 500
City of Industry, CA 91748
Attention: Jocelyn Yang
Facsimile: (626) 839-5531/4201

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH

By:	/s/ Priscilla H.T. Hsing
	Name:	Priscilla H.T. Hsing
	Title:	VP & Deputy General Manager

Lending Office for Base Rate Loans and LIBOR Loans:

Mega International Commercial Bank Co., Ltd.
New York Branch
65 Liberty Street
New York, NY 10005
Attention: Ifen Lee

Address for Notices:

Mega International Commercial Bank Co., Ltd.
New York Branch
65 Liberty Street
New York, NY 10005
Attention: Ifen Lee
Facsimile: (212) 766-5006

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement Signature Page

EXHIBITS AND SCHEDULES

EXHIBITS

A-1	Form of Revolving Credit Note

A-2	Form of Swing Line Note

A-3	Form of Bid Loan Note

B	Form of Assignment and Assumption

C	Form of Compliance Certificate

D	Form of Bid Loan Quote Request

E	Form of Bid Loan Quote

F	Form of Letter of Credit Report

SCHEDULES

1.1	Revolving Credit Commitments and Revolving Percentages

3.2	Consents, Waivers, Approvals; Violation of Agreements

3.6	Judgments, Actions, Proceedings

3.7	Defaults; Compliance with Laws, Regulations, Agreements

3.8	Burdensome Documents

3.13	Name Changes, Mergers, Acquisitions

3.16	Employee Benefit Plans

7.1	Permitted Indebtedness and Guarantees

7.2	Permitted Security Interests, Liens and Encumbrances

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

Dated:                     , 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”) on the Revolving Credit Commitment Termination Date, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower outstanding on the close of business on the Revolving Credit Commitment Termination Date; and to pay interest on the unpaid principal amount of each Revolving Credit Loan from time to time outstanding on the dates, at the rates per annum, and for the periods, set forth in or established by the Loan Agreement referred to below and calculated as provided therein.

The Borrower shall pay interest on any Revolving Credit Loan or any installment thereof, which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate, and all of such interest shall be payable on demand.

Anything herein to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the Lender to the extent that the Lender’s receipt thereof would not be permissible under the law or laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Any such payments of interest which are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to the Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender.

Payments of both principal and interest on this Note are to be made to the office of KeyBank National Association, as Administrative Agent, at 127 Public Square, Cleveland, Ohio 44114-1306 or such other place as the holder hereof shall designate to the Borrower in writing, in lawful money of the United States of America in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Fifth Amended and Restated Loan Agreement dated as of July 27, 2011 by and among the Borrower, the Lenders from time to time party thereto (including the Lender) and KeyBank National Association, as Administrative Agent (as amended, modified or supplemented from time to time, the “Loan Agreement”). [This Note supersedes and is given in replacement of the Note dated August 6, 2007 made by the Borrower to the order of the Lender in the original principal amount of $             but does not constitute a novation, extinguishment or termination of the obligations evidenced thereby.] Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

The Lender is hereby authorized by the Borrower to record on the schedule to this Note (or on a supplemental schedule thereto) the amount of each Revolving Credit Loan made by the

Lender to the Borrower and the amount of each payment or repayment of principal of such Revolving Credit Loans received by the Lender, it being understood, however, that failure to make any such notation shall not affect the rights of the Lender or the obligations of the Borrower hereunder or under the Loan Agreement. The Lender may, at its option, record such matters in its internal records rather than on such schedule.

Upon the occurrence of any Event of Default, the principal amount and accrued interest on this Note may be declared or may become due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower shall pay costs and expenses of collection, including, without limitation, attorneys’ fees and disbursements in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

HEALTH CARE REIT, INC.

By:
Name:
Title:

2

SCHEDULE TO REVOLVING CREDIT NOTE

Date Made	Type and Amount of Loan	Interest Period	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Amount of Note	Notation Made By

EXHIBIT A-2

FORM OF SWING LINE NOTE

Dated:                     , 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”) by payment to the Lender the aggregate unpaid principal amount of the Swing Line Loans made by the Lender under the Loan Agreement referred to below), in lawful money of the United States of America and in immediately available funds on the date or dates determined as provided in the Loan Agreement but in no event later than six Business Days prior to the Revolving Credit Commitment Termination Date.

The Borrower further promises to pay to the order of the Lender by payment to the Lender interest on the unpaid principal amount of each Swing Line Loan from the date such Swing Line Loan is made until paid in full, payable at such rates and at such times as provided for in the Loan Agreement.

The Lender has been authorized by the Borrower to record on the schedules annexed to this Swing Line Note (or on any continuation thereof) the amount, due date and interest rate of each Swing Line Loan made by the Lender under the Loan Agreement and the amount of each payment of principal and the amount of each payment of interest of each such Swing Line Loan received by the Lender, it being understood, however, that failure to make any such notation shall not affect the rights of the Lender or the obligations of the Borrower hereunder or under the Loan Agreement. Such notations shall be deemed correct, absent manifest error.

This Swing Line Note is one of the Swing Line Notes referred to in the Fifth Amended and Restated Loan Agreement dated as of July 27, 2011 by and among the Borrower, the Lenders from time to time party thereto (including the Lender) and KeyBank National Association, as Administrative Agent (as amended, modified or supplemented from time to time, the “Loan Agreement”), and evidences the Swing Line Loans made by the Lender thereunder.

Capitalized terms used but not otherwise defined in this Swing Line Note shall have the respective meanings assigned to them in the Loan Agreement.

Upon the occurrence of an Event of Default, the principal amount and accrued interest on this Swing Line Note may be declared or may become due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower shall pay costs and expenses of collection, including, without limitation, attorneys’ fees and disbursements in the event that any action, suit or proceeding is brought by the holder hereof to collect this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

HEALTH CARE REIT, INC.

By:
Name:
Title:

2

SCHEDULE TO SWING LINE NOTE

Date Made	Principal Amount of Loan	Due Date of Loan	Interest Rate on Loan	Amount of Payment	Balance Outstanding	Notation Made By

EXHIBIT A-3

FORM OF BID LOAN NOTE

Dated:                     , 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Bid Loans (the “Bid Loans”) made by the Lender to the Borrower under the Loan Agreement referred to below, on the dates and in the amounts set forth in or established by the Loan Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Bid Loan from time to time outstanding on the dates, at the rates per annum, and for the periods, set forth in or established by the Loan Agreement and calculated as provided therein.

The Borrower shall pay interest on any Bid Loan or any installment thereof, which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate, and all of such interest shall be payable on demand.

Anything herein to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the Lender to the extent that the Lender’s receipt thereof would not be permissible under the law or laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Any such payments of interest which are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to the Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender.

Payments of both principal and interest on this Note are to be made to the office of KeyBank National Association, as Administrative Agent, at 127 Public Square, Cleveland, Ohio 44114-1306 or such other place as the holder hereof shall designate to the Borrower in writing, in lawful money of the United States of America in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Fifth Amended and Restated Loan Agreement dated as of July 27, 2011 by and among the Borrower, the Lenders from time to time party thereto (including the Lender) and KeyBank National Association, as Administrative Agent (as amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

The Lender is hereby authorized by the Borrower to record on the schedule to this Note (or on a supplemental schedule thereto) the amount of each Bid Loan made by the Lender to the Borrower and the amount of each payment or repayment of principal of such Bid Loans received by the Lender, it being understood, however, that failure to make any such notation shall not affect the rights of the Lender or the obligations of the Borrower hereunder or under the Loan Agreement. The Lender may, at its option, record such matters in its internal records rather than on such schedule.

Upon the occurrence of any Event of Default, the principal amount and accrued interest on this Note may be declared or may become due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower shall pay costs and expenses of collection, including, without limitation, attorneys’ fees and disbursements in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

HEALTH CARE REIT, INC.

By:
Name:
Title:

2

SCHEDULE TO BID LOAN NOTE

Date Made	Type and Amount of Loan	Interest Period	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Amount of Note	Notation Made By

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	[The [amount] Fifth Amended And Restated Loan Agreement dated as of among [name of Borrower], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other parties thereto]

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%

	$	$	%

	$	$	%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]

Fill in the appropriate terminology for the types of facilities under the Loan agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][4] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Loan agreement.

3

ANNEX 1

[                     ]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section              thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1]	Describe Loan agreement at option of Administrative Agent.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

OFFICER’S CERTIFICATE

The undersigned hereby certifies that:

(A) Health Care REIT, Inc., on a consolidated basis, is in compliance with the financial covenants as set forth in the annexed Compliance Certificate pursuant to the Fifth Amended and Restated Loan Agreement dated as of July 27, 2011 (as amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) among Health Care REIT, Inc., the banks party thereto (the “Lenders”) and KeyBank National Association, as Administrative Agent for itself and the Lenders (in such capacity, the “Administrative Agent”), and that all the computations of the financial covenants set forth in the attachments hereto are correct and complete as of the close of business on [DATE] and are in conformity with the terms and conditions of the Loan Agreement.

(B) The representations and warranties contained in Article 3 of the Loan Agreement and in the other Loan Documents (as defined in the Loan Agreement) are true and correct and with the same effect as though such representations and warranties were made on the date of this Compliance Certificate (provided Section 3.6 of the Loan Agreement relates only to claims in excess of $5,000,000 as of the date hereof), except for changes in the ordinary course of business, none of which either singly or in the aggregate, have a Material Adverse Effect (as defined in the Loan Agreement).

(C) No Event of Default and no Default (as defined in the Loan Agreement) has occurred and is continuing.

HEALTH CARE REIT, INC.

Date:	By:
Name:
Title:

Health Care REIT, Inc. Fifth Amended and Restated Loan Agreement

Compliance Certificate: Quarter Ended (date)

I. Section 6.9:

a)	Maximum Funded Indebtedness to the sum of (x) Tangible Net Worth, plus (y) Funded Indebtedness of Not Greater than 0.60: 1.0 [or Not Greater than 0.65:1.0, as the case may be]:

As of: (date) in thousands
Funded Indebtedness		$

Shareholders’ Equity		$
less: Goodwill and Noncompete Agreements

Unamortized Deferred Costs

Treasury Stock

Tangible Net Worth		$

Sum of Tangible Net Worth and Funded Indebtedness	$

Ratio			(%)	COMPLIANCE

**********************************************************************************

b)	Minimum Tangible Net Worth of Not Less than $5,500,000,000:

As of: (date) in thousands
Tangible Net Worth		$

Total Tangible Net Worth	$		COMPLIANCE

**********************************************************************************

c)	Minimum EBITDA/Fixed Charges of Not Less than 150% (rolling four quarters basis):

The Borrower:
Last Four Quarters EBITDA:
March 31, 20	$
December 31, 20	$
September 30, 20	$
June 30, 20	$
Rolling Four Quarter EBITDA	$

divided by the sum of (a), (b) and (c):

Last Four Quarters Interest Expense on All Indebtedness:
March 31, 20	$
December 31, 20	$
September 30, 20	$
June 30, 20	$
(a) Rolling Four Quarter Interest	$

Last Four Quarters scheduled principal payments on Funded Indebtedness:
March 31, 200	$
December 31, 20	$
September 30, 20	$
June 30, 20	$
(b) Rolling Four Quarter Principal Payments	$

Last Four Quarters dividends/distributions re Preferred Stock:
March 31, 20	$
December 31, 2	$
September 30, 20	$
June 30, 20	$
(c) Rolling Four Quarter Preferred Stock Distributions	$

Ratio		(%)	COMPLIANCE

**************************************************************************

d)	Unsecured Indebtedness/Unencumbered Assets of Not Greater than 0.60:1.00 [or Not Greater than 0.65:1.0, as the case may be]:

As of: (date) in thousands
Net real estate investments (valued at book)	$
Loan loss reserves		$
Depreciation		$
Cash		$
Less: encumbered assets		($	)
Unencumbered Assets:				$

Unsecured Indebtedness:				$
Ratio			(%)		COMPLIANCE

****************************************************************************

II. Section 7.1(f):

(i) Total outstanding amount of Indebtedness permitted under Section 7.1(c), plus (ii) total outstanding amount of additional secured Indebtedness of the Borrower, on a consolidated basis, does not exceed 30% of Consolidated Total Assets

As of: (date) in thousands
Indebtedness permitted under Section 7.1(c)	$
Additional secured Indebtedness		$	)
Total:		$

Consolidated Total Assets	$
Ratio			(%)	COMPLIANCE

****************************************************************************

III. Section 7.8(d):

Cash portion of additional Investments not to exceed 25% of Consolidated Total Assets

As of: (date) in thousands
Cash portion of additional Investments		$

Consolidated Total Assets	$

Ratio			(%)	COMPLIANCE

****************************************************************************

2

IV. Section 7.14:

Outstanding principal, accrued interest and related fees in connection with Construction Investments not to exceed 35% of Consolidated Total Assets;

As of: (date) in thousands
Construction Investments
Principal		$
Accrued interest		$
Fees		$

Total		$

Consolidated Total Assets	$
Ratio			(%)	COMPLIANCE

3

EXHIBIT D

FORM OF BID LOAN QUOTE REQUEST

TO:	KeyBank National Association, as Administrative Agent

127 Public Square, MC:OH-01-27-0605

Cleveland, Ohio 44114

Attention: Healthcare Administrative Assistant

Reference is hereby made to the Fifth Amended and Restated Loan Agreement, dated as of July 27, 2011 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”), by and among HEALTH CARE REIT, INC., a Delaware corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are defined in the Loan Agreement but are not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to Section 2.1(b) of the Loan Agreement:

1. The Borrower hereby gives notice that it requests Bid Loan Quotes for the following proposed Bid Loan Borrowing(s)1:

Funding Date[2]	Amount[3]	Interest Period[4]

2. The Borrower hereby represents and warrants as follows:

(a) All of the representations and warranties contained in Article 3 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of each Funding Date proposed herein as though made on and as of each such date (except, in each case, to the extent that such representations and warranties expressly were made only as of a specific date);

(b) No Default or Event of Default exists or would result from the Bid Loan Borrowing(s); and

(c) All other conditions to borrowing set forth in Section 4.2 of the Loan Agreement are satisfied.

[1]	Up to three.
[2]	Must be a Business Day.
[3]	Each amount must be at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.
[4]	A period of not more than 180 days after the funding date thereof and ending on a Business Day.

Date: ,

HEALTH CARE REIT, INC.

By: [5]
Name:
Title:

[5]	Must be an executive officer.

2

EXHIBIT E

FORM OF BID LOAN QUOTE

TO:	KeyBank National Association, as Administrative Agent

127 Public Square, MC:OH-01-27-0605

Cleveland, Ohio 44114

Attention: Healthcare Administrative Assistant

Reference is hereby made to the Fifth Amended and Restated Loan Agreement, dated as of July 27, 2011 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”), by and among HEALTH CARE REIT, INC., a Delaware corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are defined in the Loan Agreement but are not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

In response to the Borrower’s Bid Loan Quote Request dated                             ,          (the “Bid Loan Quote Request”), we hereby make the following Bid Loan Quote(s) on the following terms:

1.	Quoting Bank:

2.	Name, address, phone number and facsimile number of person to contact at Quoting Bank:

3.	We hereby offer to make Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and the following rate(s):

Funding Date[1]	Amount[2]	Interest Period[3]	Quote[4]

[1]	As specified in the Bid Loan Quote Request.
[2]	The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.
[3]	As specified in the Bid Loan Quote Request.
[4]	Specify rate of interest per annum ([quoted on an “all-in” basis] and rounded to the nearest 1/10,000 of 1%).

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Loan Agreement, irrevocably obligate(s) us to make the Bid Loan(s) for which any offer(s) are accepted, in whole or in part, subject to the third sentence of Section 2.1(b)(ii)(B) of the Loan Agreement.

Date:                    ,

[	]

By:	[5]
Name:
Title:

[5]	Must be an authorized officer.

2

EXHIBIT F

FORM OF LETTER OF CREDIT REPORT

TO:	KeyBank National Association, as Administrative Agent

127 Public Square, MC:OH-01-27-0605

Cleveland, Ohio 44114

Attention: Healthcare Administrative Assistant

Reference is hereby made to the Fifth Amended and Restated Loan Agreement, dated as of July 27, 2011 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”), by and among HEALTH CARE REIT, INC., a Delaware corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are defined in the Loan Agreement but are not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

This report is being delivered pursuant to Section 2.24(j) of the Loan Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

LC No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewed	Date of Amendment	Amount of Amendments

Date:                     ,

[ISSUER]

By:
Name:
Title:

SCHEDULE 1.1

REVOLVING CREDIT COMMITMENTS

AND REVOLVING PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Percentage

KeyBank National Association	$140,000,000	7.000000000%
Bank of America, N.A.	$140,000,000	7.000000000%
Deutsche Bank AG New York Branch	$140,000,000	7.000000000%
JPMorgan Chase Bank, N.A.	$140,000,000	7.000000000%
Barclays Bank PLC	$120,000,000	6.000000000%
Credit Agricole Corporate and Investment Bank	$120,000,000	6.000000000%
Morgan Stanley Bank, N.A.	$120,000,000	6.000000000%
UBS Loan Finance LLC	$120,000,000	6.000000000%
Wells Fargo Bank, National Association	$120,000,000	6.000000000%
Fifth Third Bank	$100,000,000	5.000000000%
Compass Bank	$85,000,000	4.250000000%
Citibank, N.A.	$85,000,000	4.250000000%
Royal Bank of Canada	$85,000,000	4.250000000%
PNC Bank, National Association	$75,000,000	3.750000000%
Charter One Bank, N.A.	$75,000,000	3.750000000%
The Bank of New York Mellon	$45,000,000	2.250000000%
The Huntington National Bank	$45,000,000	2.250000000%
Comerica Bank	$40,000,000	2.000000000%
Branch Bank and Trust Company	$35,000,000	1.750000000%
City National Bank	$20,000,000	1.000000000%
First Commercial Bank New York Branch	$20,000,000	1.000000000%
BOKF, NA dba Bank of Oklahoma	$15,000,000	0.750000000%
Bank of Taiwan, Los Angeles Branch	$15,000,000	0.750000000%
Hua Nan Commercial Bank, Ltd. New York Agency	$15,000,000	0.750000000%
Land Bank of Taiwan Los Angeles Branch	$15,000,000	0.750000000%
Raymond James Bank, FSB	$15,000,000	0.750000000%
Taiwan Cooperative Bank, Los Angeles Branch	$15,000,000	0.750000000%
Cathay United Bank, Ltd.	$10,000,000	0.500000000%
Chang Hwa Commercial Bank, Ltd., New York Branch	$10,000,000	0.500000000%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$10,000,000	0.500000000%
Mega International Commercial Bank Co., Ltd.	$10,000,000	0.500000000%

Total	$2,000,000,000	100.000000000%